UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CarMax, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CarMax, Inc.

Notice of 2008 Annual Meeting of

Shareholders and Proxy Statement

Dear Fellow CarMax Shareholders:

I cordially invite you to attend the 2008 annual meeting of CarMax, Inc. shareholders. The annual meeting this year will be held on Tuesday, June 24, 2008, at 8:30 a.m. EDT at The Richmond Marriott West Hotel, 4240 Dominion Boulevard, in Glen Allen, Virginia.

The attached proxy statement describes the items to be voted upon at the annual meeting. In addition to voting, we will review the company’s major developments from the prior fiscal year and answer your questions. We have also included a copy of the CarMax fiscal 2008 annual report to shareholders and a form of proxy or voting instruction card. We encourage you to read the annual report, which includes information regarding our operations and results.

Whether or not you will be attending the annual meeting, your vote is very important. Please vote. There are four ways that you can cast your ballot—by telephone, by Internet, by mailing your proxy card or in person at the annual meeting.

I look forward to seeing you at the annual meeting.

Sincerely,

William R. Tiefel

Chairman of the Board of Directors

May 8, 2008

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date
and Time:	Tuesday, June 24, 2008, at 8:30 a.m., Eastern Daylight Time

Place:	The Richmond Marriott West Hotel 4240 Dominion Boulevard Glen Allen, Virginia 23060

Items of Business:	(1) To elect five members to the board of directors.

(2) To ratify the selection of KPMG LLP as our independent registered public accounting firm.

(3) To approve amendments to the CarMax, Inc. Amended and Restated 2002 Non-Employee Directors Stock Incentive Plan.

(4) To transact any other business that may properly come before the annual meeting or any postponements or adjournments thereof.

Who May Vote:	You may vote if you were a shareholder of CarMax common stock at the close of business on April 18, 2008.

By order of the board of directors,

Eric M. Margolin

Senior Vice President,

General Counsel and Corporate Secretary

May 8, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 24, 2008.

Our proxy statement and annual report to shareholders are available at www.carmax.com/2008_proxy_statement and www.carmax.com/2008_annual_report, respectively.

CARMAX, INC. 2008 PROXY STATEMENT TABLE OF CONTENTS

CARMAX, INC. 2008 PROXY STATEMENT TABLE OF

CONTENTS CONTINUED

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND PROXY STATEMENT

The board of directors of CarMax, Inc. is soliciting proxies for the 2008 annual meeting of shareholders. This proxy statement, which contains information about the items that you will vote on at the annual meeting, is first being mailed or distributed to holders of CarMax, Inc. common stock on or about May 8, 2008. A copy of our annual report for the fiscal year ended February 29, 2008, is being delivered to you with this proxy statement. In this document, “CarMax,” the “company,” “we,” “our” and “us” refer to CarMax, Inc. and its wholly owned subsidiaries, unless the context requires otherwise.

1. What am I voting on?

You will be voting on each of the following items of business:

•	The election of five members to the board of directors.

•	The ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm.

•

The approval of amendments to the CarMax, Inc. Amended and Restated 2002 Non-Employee Directors Stock Incentive Plan (the “Directors Plan”) to increase the number of shares of the company’s common stock reserved for issuance under the Directors Plan and to extend the term of the Directors Plan.

The board of directors recommends that you vote FOR each of these proposals. You may also be asked to vote on any other business that may properly come before the annual meeting or any postponements or adjournments thereof.

2. Who is entitled to vote?

All shareholders who owned CarMax common stock at the close of business on April 18, 2008, are entitled to vote at the annual meeting. Each share of common stock is entitled to one vote. There were 218,681,532 shares of CarMax common stock outstanding on that date.

3. How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, a majority of our outstanding shares of common stock as of

April 18, 2008, must be present in person or by proxy. This is referred to as a quorum. Abstentions and shares held by banks, brokers or nominees that are voted on any matter are included in determining whether a quorum exists.

4. How do I vote before the annual meeting?

If you are a shareholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, Wells Fargo Bank, N.A., you may vote in person at the annual meeting or by proxy. You have three ways to vote by proxy:

•	By Internet: Connect to the Internet at www.eproxy.com/kmx/and follow the instructions.

•	By Phone: Call 1-800-560-1965 and follow the instructions.

•	By Mail: Complete, sign and date the enclosed proxy card and return it in the enclosed envelope.

If you are a beneficial shareholder, meaning that you hold your shares through an account with a bank or broker (i.e., in “street name”), please follow the instructions found on the voting instruction card sent to you by your bank or broker. Your bank or broker will vote according to your instructions. As a beneficial shareholder, you may vote in person at the annual meeting provided that you obtain a legal proxy from your bank or broker and present it to the inspectors of election with your ballot.

5. How will my shares be voted if I sign and return my proxy card or voting instruction card, but do not specify how to vote?

For shareholders of record, proxy cards that are signed and returned, but do not specify how to vote, will be voted (1) FOR the election of the five director nominees named in the proxy statement, (2) FOR the ratification of the selection of KPMG as our independent registered public accounting firm and (3) FOR the approval of the amendments to the Directors Plan.

For beneficial shareholders, voting instruction cards that are signed and returned to the appropriate bank or broker, but do not specify how to vote may be voted by

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND PROXY STATEMENT CONTINUED

the bank or broker (1) FOR the election of the five director nominees named in the proxy statement, (2) FOR the ratification of the selection of KPMG as our independent registered public accounting firm and (3) FOR the approval of the amendments to the Directors Plan.

6. How will my shares be voted if I do not return my proxy card or my voting instruction card?

If you are a shareholder of record and you do not return your proxy card or otherwise vote by telephone or Internet, your shares will not be voted, unless you attend the annual meeting to vote them in person.

If you are a beneficial shareholder and you do not return your voting instruction card, your bank or broker may vote your shares (1) FOR the election of the five director nominees named in the proxy statement and (2) FOR the ratification of the selection of KPMG as our independent registered public accounting firm, because these proposals are routine matters as described by the rules of the New York Stock Exchange (“NYSE”). However, your bank or broker cannot vote your shares with respect to the approval of the amendments to the Directors Plan because this proposal is not considered a routine matter under NYSE rules.

7. What if I change my mind after I vote?

If you are a shareholder of record, you may revoke your proxy at any time before the close of voting at the annual meeting. There are four ways to revoke your proxy:

•	By Internet: Connect to the Internet at www.eproxy.com/kmx/and follow the instructions for revoking a proxy.

•	By Phone: Call 1-800-560-1965 and follow the instructions for revoking a proxy.

•	By Mail: Write to our corporate secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

•	In Person: Vote your shares in person at the annual meeting.

If you are a beneficial shareholder, you must follow the instructions found on your voting instruction card or contact your bank or broker in order to revoke your proxy.

8. How do I vote my shares held as part of the company’s employee stock purchase plan?

If you are a participant in the CarMax, Inc. Amended and Restated 2002 Employee Stock Purchase Plan (“ESPP”), you will receive a proxy card for use to instruct Computershare Shareholder Services, Inc. (“Computershare”), the plan service provider, how to vote. You may vote your ESPP shares:

•	By Internet: Connect to the Internet at www.eproxy.com/kmx/and follow the instructions.

•	By Phone: Call 1-800-560-1965 and follow the instructions.

•	By Mail: Complete the proxy card provided to you by Computershare and return it in the envelope provided.

Complete instructions can be found on the proxy card sent to ESPP participants with the proxy statement. Computershare will vote according to your instructions.

9. How will my ESPP shares be voted if I sign and return my proxy card to Computershare, but do not specify how to vote?

If you are an ESPP participant and you sign and return your proxy card to Computershare, but do not specify how to vote, Computershare may vote your shares (1) FOR the election of the five director nominees named in the proxy statement, (2) FOR the ratification of the selection of KPMG as our independent registered public accounting firm and (3) FOR the approval of the amendments to the Directors Plan.

10. How will my ESPP shares be voted if I do not return my proxy card to Computershare?

If you are an ESPP participant and you do not return your proxy card to Computershare, Computershare will not vote any of your shares.

11. How many votes are needed to approve each of the three proposals?

The five nominees receiving the highest number of FOR votes will be elected directors. Votes that are withheld and shares that are not voted in the election of directors will have no effect on the election of directors.

The ratification of the selection of KPMG as our independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast. Abstentions and shares held in street name that are not voted on the proposal will not be counted in determining the number of votes cast for this proposal.

In order to be adopted, the amendments to the Directors Plan must be approved by the affirmative vote of a majority of the votes cast. Under applicable NYSE listing standards, the total votes cast on the proposal must also represent more than 50% of all shares of common stock entitled to vote on the proposal. Shareholders may direct that their votes be cast for or against the proposal, or shareholders may abstain from voting on this proposal. Abstentions will have the same effect as votes cast against the proposal under applicable NYSE listing standards. Shares held in street name that are not voted on this proposal are not considered votes cast.

12. What is householding and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our notice of annual meeting, proxy statement and annual report, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you do not wish to continue participating in householding and prefer to receive multiple copies of the 2008 or future notices of annual meeting, proxy statements and annual reports, please contact our transfer agent, Wells Fargo Bank, N.A. (in writing: 161 North Concord Exchange, South St. Paul, Minnesota 55075; or by phone: (800) 468-9716).

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our notice of annual meeting, proxy statement and annual report, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of each of these documents for your household, please contact Wells Fargo as indicated above.

Beneficial shareholders may request information regarding householding from their banks, brokers or other holders of record.

13. Who can attend the annual meeting?

The annual meeting is open to all holders of CarMax common stock as of April 18, 2008. Shareholders who plan to attend the annual meeting may be asked to present valid picture identification, such as a driver’s license or passport. If you are a beneficial shareholder, you must bring a copy of a brokerage statement indicating ownership of CarMax shares as of April 18, 2008. If you are an authorized proxy or if you want to vote in person the shares that you hold in street name, you must present the proper documentation. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

14. Who pays the cost of proxy solicitation?

We pay the cost of soliciting proxies. We will solicit proxies from our shareholders, and some of our employees or agents may contact shareholders after the initial mail solicitation by telephone, by email or in person. We have retained Morrow & Co., Inc. of New York, New York to distribute and solicit proxies for a fee of $7,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of our common stock.

15. Who will count the votes?

Representatives from Wells Fargo Bank, N.A., our transfer agent, will tabulate the votes and act as inspectors of election at the annual meeting.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND PROXY STATEMENT CONTINUED

16. Could other matters be decided at the annual meeting?

Management and our board of directors are not aware of any matters that may come before the annual meeting other than matters disclosed in this proxy statement. However, if other matters do properly come before the annual meeting, the persons named on the proxy card or voting instruction card will vote in accordance with their best judgment.

17. How do I make a shareholder proposal for the 2009 annual meeting?

Pursuant to applicable SEC rules, for a shareholder proposal to be considered for possible inclusion in the 2009 proxy statement, the corporate secretary of CarMax must receive the proposal in writing no later than January 8, 2009. CarMax plans to hold its 2009 annual meeting on or about June 23, 2009.

Pursuant to our Bylaws, if you wish to bring any matter, other than nominations of director candidates (the process for shareholder nomination of directors is described on page 15), before the 2009 annual meeting outside of the proxy statement process, you must notify our corporate secretary in writing at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, no earlier than February 1, 2009, and prior to March 1, 2009. Regarding each matter, your notice must contain:

•

A brief description of the business to be brought before the annual meeting, including the complete text of any resolutions to be presented and the reasons for conducting this business at the annual meeting.

•	Your name and address.

•

A representation that you are a shareholder of record at the time of the giving of notice and you intend to appear in person or by proxy at the annual meeting to present the business specified in the notice.

•	The class and number of shares of company stock that you own.

•	Any interest that you may have in the business specified in the notice.

If we do not receive proper notice prior to March 1, 2009, the chairman of the annual meeting may exclude the matter and it will not be acted upon at the 2009 annual meeting. If the chairman does not exclude the matter, the proxies may vote in the manner they believe is appropriate, if permitted by SEC rules.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our board of directors is divided into three classes with staggered three-year terms. First-time nominees Ronald E. Blaylock and Shira D. Goodman were both elected to the board on October 17, 2007.

The following individuals have been nominated for election to our board at the 2008 annual meeting:

•	Nominated for three-year terms expiring at the 2011 annual meeting:

•	Thomas J. Folliard
•	Shira D. Goodman
•	W. Robert Grafton
•	Edgar H. Grubb

•	Nominated for a two-year term expiring at the 2010 annual meeting:

•	Ronald E. Blaylock

The board chose to nominate Mr. Blaylock for a two-year term in order to maintain the balance of the number of directors in each class. William S. Kellogg is retiring from our board effective June 24, 2008, and will not stand for re-election. Following this year’s election and upon Mr. Kellogg’s resignation, if each of the director nominees are elected for the recommended terms, two classes of directors will have four members and one class will have five members.

Your proxy will be voted to elect each of the nominees unless you tell us otherwise or such vote is otherwise prohibited. If any nominee is not available to serve—for reasons such as death or disability—your proxy will be voted for a substitute nominee if the board nominates one. Each nominee has consented to being named in this proxy statement and to serve if elected.

The board of directors recommends a vote FOR each of the nominees listed below. Information about the nominees and the other directors of the company whose terms of office do not expire this year follows.

Nominees for Election at the 2008 Annual Meeting for Terms Expiring at the 2011 Annual Meeting

THOMAS J. FOLLIARD, 43. Director since 2006.

President and Chief Executive Officer of CarMax. He joined CarMax in 1993 as senior buyer and became director of purchasing in 1994. Mr. Folliard was promoted to vice president of merchandising in 1996, senior vice president of store operations in 2000, executive vice president of store operations in 2001 and president and CEO in 2006.

SHIRA D. GOODMAN, 47. Director since October 17, 2007.

Executive Vice President, Marketing of Staples, Inc., an office supply superstore retailer, since 2001. She joined Staples in 1992 and has held a variety of positions of increasing responsibility in general management and marketing. From 1986 to 1992, Ms. Goodman worked at Bain & Company in project design, client relationships and case team management.

W. ROBERT GRAFTON, 67. Director since 2003.

Retired Managing Partner-Chief Executive, Andersen Worldwide S.C. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. He is a certified public accountant and joined Arthur Andersen in 1963. He was elected a member of the Board of Partners, Andersen Worldwide in 1991 and chairman of the Board of Partners in 1994. He served as Managing Partner-Chief Executive from 1997 through 2000. Mr. Grafton is currently lead director of DiamondRock Hospitality Company.

PROPOSAL ONE — ELECTION OF DIRECTORS CONTINUED

EDGAR H. GRUBB, 68. Director since 2007.

Retired Executive Vice President and Chief Financial Officer of Transamerica Corporation, a leading insurance and financial services company. He joined Transamerica in 1989, became executive vice president in 1993 and retired in 1999. From 1986 to 1989, he was the senior vice president and chief financial officer of Lucky Stores, Inc. Mr. Grubb is a director of the California State Automobile Association (the “CSAA”), the CSAA Insurance Bureau, and ACA, Inc., which is a partnership of CSAA and the Arizona, Oklahoma/South Dakota, Hoosier (Indiana) and Mountain West AAA clubs.

Nominee for Election at the 2008 Annual Meeting for Term Expiring at the 2010 Annual Meeting

RONALD E. BLAYLOCK, 48. Director since October 17, 2007.

Founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund, focused on industrial business-to-business companies. Prior to founding GenNx360 in 2006, Mr. Blaylock was chief executive officer of Blaylock & Company, a full-service investment banking firm that he founded in 1993. Previously, Mr. Blaylock held senior management positions with PaineWebber and Citigroup. He is a director of Radio One, Inc. and W. R. Berkley Corporation.

Directors Whose Terms Expire at the 2009 Annual Meeting

JEFFREY E. GARTEN, 61. Director since 2002.

Juan Trippe Professor in the Practice of International Trade, Finance and Business at the Yale School of Management since July 2005 and Chairman of Garten Rothkopf, an international consulting firm, since October 2005. He was the Dean of the Yale School of Management from 1995 to 2005. He was the United States Undersecretary of Commerce for International Trade from 1993 to 1995 and previously spent 13 years in investment banking with Lehman Brothers and Blackstone Group. He is a director of Aetna Corporation, Credit Suisse Asset Management, the Conference Board and the International Rescue Committee.

VIVIAN M. STEPHENSON, 71. Director since 2006.

Retired Chief Operating Officer of Williams-Sonoma, Inc., a specialty retailer of products for the home, since 2006. She was named the chief operating officer of Williams-Sonoma in 2003. From 2000 to 2003, she served as a consultant to Apple Computer and Williams-Sonoma. She was the chief information officer for Target Corporation from 1995 to 2000. She is the chair of the Mills College board of trustees and is the vice chair of the AAA of Northern California, Nevada and Utah board of directors.

BETH A. STEWART, 51. Director since 2002.

Chairman since 1999 and Chief Executive Officer since 2001 of Storetrax.com, an Internet retail real estate listing service company. Since 1998, she has served as co-managing member of Trewstar, LLC, a private investment company. She was an adjunct professor at Columbia University Graduate School of Business from 1994 to 1996. She previously spent 12 years in investment banking with Goldman, Sachs & Co. She is a director of General Growth Properties, Inc. and Avatar Holdings, Inc.

WILLIAM R. TIEFEL, 74. Director since 2002.

Chairman of the Board of CarMax. Retired Vice Chairman of Marriott International, Inc. and Chairman Emeritus of The Ritz-Carlton Hotel Company, L.L.C. since 2002. He joined Marriott Corporation in 1961. He was named president of Marriott Hotels and Resorts in 1989, president of Marriott Lodging in 1993 and vice chairman of Marriott International and chairman of The Ritz-Carlton Hotel Company in 1998. He is a director of Lydian Private Bank.

Directors Whose Terms Expire at the 2010 Annual Meeting

KEITH D. BROWNING, 55. Director since 1997.

Executive Vice President and Chief Financial Officer of CarMax. He joined CarMax in 1996 after spending 14 years at Circuit City Stores, Inc. While at Circuit City, he served as controller for the West Coast Division from 1984 to 1987, assistant controller from 1987 to 1990, corporate controller from 1990 to 1996 and vice president from 1992 to 1996.

JAMES F. CLINGMAN, JR., 71. Director since 2003.

Retired President and Chief Operating Officer of the H.E. Butt Grocery Company, an independently owned food retailer. He joined H.E. Butt Grocery Company in 1975, was named chief operating officer in 1984 and president in 1995 and retired in 2003. Mr. Clingman is a director of Ecce Panis, NuStar GP Holdings, LLC and Rackspace US, Inc.

MAJOR GENERAL HUGH G. ROBINSON, (U.S.A., Ret.), 75. Director since 2002.

Chief Executive Officer of Global Building Systems, Inc., a firm that develops and constructs low- and moderate-income residential housing. From 2003 to 2005, he was the chairman and chief executive officer of Granville Construction & Development Co., Inc., a housing development and construction firm. From 1989 to 2003, he was chairman and chief executive officer of the Tetra Group, a construction management and building services firm. He also is a former chairman and board member of the Federal Reserve Bank of Dallas. He is a retired Major General from the United States Army. He is a director of Newmarket Technology, Inc.

THOMAS G. STEMBERG, 59. Director since 2003.

Managing General Partner of the Highland Consumer Fund at Highland Capital Partners, a venture capital firm. From 2005 to 2007, he acted as the Venture Partner of Highland Capital Partners. Mr. Stemberg is the founder and Chairman Emeritus of the Board of Staples, Inc., an office supply superstore retailer. He pioneered the office superstore industry and was chief executive officer of Staples from 1986 to 2002. From 2002 to 2004, Mr. Stemberg served as an executive officer at Staples with the title of Chairman. Mr. Stemberg is a director of PetSmart, Inc., lululemon athletica inc. and Guitar Center, Inc.

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of the board of directors in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws. The committees of the board of directors are the Audit Committee, the Compensation and Personnel Committee, the Nominating and Governance Committee and the Executive Committee.

Corporate Governance Policies and Practices

The board of directors is actively involved in shaping our corporate governance. As a result, the board regularly monitors and reviews the reforms initiated by the Sarbanes-Oxley Act of 2002 and the related rules and regulations proposed and adopted by the SEC and the NYSE. In response to the various laws, rules and regulations applicable to the company, and its own views on corporate governance, the board has adopted corporate governance guidelines and a code of business conduct applicable to all company personnel, including members of the board.

The corporate governance guidelines set forth the practices of the board with respect to its responsibilities, qualifications, performance, access to management and independent advisors, compensation (including director stock ownership guidelines), orientation and continuing education and management evaluation and succession.

Our code of business conduct contains provisions relating to honest and ethical behavior, including the handling of conflicts of interest between personal and professional relationships, corporate opportunities, the handling of confidential information, fair dealing, protection and proper use of company assets, compliance with laws and other matters. Any amendment to or waiver from a provision of this code for our directors or executive officers will be promptly disclosed on the “Corporate Governance” link of our investor information home page at investor.carmax.com.

The corporate governance guidelines, code of business conduct and the charters of the Audit Committee, Compensation and Personnel Committee and Nominating and Governance Committee are also available on the “Corporate Governance” link of our investor information home page at investor.carmax.com. A printed copy of these documents is available to any shareholder without charge upon written request to our corporate secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Director Independence

As part of our corporate governance guidelines, the board has adopted categorical standards to assist the board in evaluating the independence of each director and determining whether relationships between directors and the company or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company) are material. For purposes of these standards, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares the person’s home. The categorical standards are listed below:

1.	A director who is an employee or whose immediate family member is an executive officer of the company is not independent until three years after the end of the employment relationship.

2.	A director who receives, or whose immediate family member receives, more than $100,000 per fiscal year in direct compensation from the company, other than the normal compensation and benefits for service as a director (provided this compensation is not contingent in any way on continued service), is not independent until three years after ceasing to receive more than $100,000 in compensation. Compensation received by an immediate family member for service as a non-executive employee of the company is not considered in determining independence under this test.

3.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, present or former internal or external auditors of the company is not independent until three years after the end of either the affiliation or the auditing relationship.

4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee is not independent until three years after the end of the service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, us for property or services in an amount which in any single fiscal year exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues, is not independent until three years after falling below this threshold.

6.	A director who serves as an executive officer of a charitable organization that receives contributions from us in any single fiscal year in excess of the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues is not independent until three years after falling below this threshold.

Our board of directors, after consultation with and upon the recommendation of the Nominating and Governance Committee, affirmatively determined, in its business judgment, that Messrs. Blaylock, Clingman, Garten, Grafton, Grubb, Kellogg, Robinson, Stemberg and Tiefel and Ms. Goodman, Ms. Stephenson and Ms. Stewart are each independent directors under our independence guidelines and the NYSE independence standards because each director: (1) has no material relationship with the company or its subsidiaries and (2) satisfies the independence criteria set forth in our independence guidelines and the NYSE listed company manual. In addition, based on our guidelines and the NYSE standards, the Board determined that Messrs. Folliard and Browning are not independent because they are both executive officers of CarMax.

Executive Sessions

Our corporate governance guidelines provide that executive sessions, where non-executive directors meet on an informal basis, are to be held at each regularly scheduled board meeting and that non-executive directors may designate, on an annual basis, a director to preside at these sessions. Our non-executive directors met at each of our regularly scheduled board meetings in fiscal 2008. Effective June 2007, the board elected Mr. Tiefel as its independent chairman of the board and designated him to serve as the presiding director for executive sessions.

Board and Committee Meeting Attendance; Committee Membership

Our board of directors met six times in fiscal 2008. Each director attended 75% or more of the total number of meetings of the board and of the standing committees on which he or she served. We require that members of the board of directors attend our annual meeting of shareholders. All of the directors who were serving on our board at the time attended the 2007 annual meeting of shareholders.

CORPORATE GOVERNANCE CONTINUED

The table below provides, for fiscal 2008, membership information and the number of meetings held by the board of directors and each of the board’s committees. The numbers in each column indicate the number of meetings each director attended within each category.

Director	Board	Audit	Compensation and Personnel	Nominating and Governance	Executive
Mr. Blaylock (a)	1	1	–	–	–
Mr. Browning	5	–	–	–	2
Mr. Clingman	5	10	–	–	–
Mr. Folliard	6	–	–	–	2
Mr. Garten	6	–	–	4	–
Ms. Goodman (a)	1	–	–	1	–
Mr. Grafton	6	12*	–	–	–
Mr. Grubb	6	12	–	–	–
Mr. Kellogg	6	–	6	–	–
Mr. Robinson	6	–	6	–	–
Ms. Stephenson	5	–	–	4*	–
Mr. Stemberg	6	–	6*	–	–
Ms. Stewart	6	12	–	–	–
Mr. Tiefel (b)	6*	–	–	2	–
Number of Meetings	6	12	6	4	2

*  Chairman

(a)  Mr. Blaylock and Ms. Goodman were elected to the board of directors on October 17, 2007, and each attended the only fiscal 2008 board meeting that occurred since that date. In addition, each were elected to a board committee on January 28, 2008, and each attended the only fiscal 2008 committee meeting that occurred since that date.

(b)  Mr. Tiefel served as a member of the Nominating and Governance Committee prior to his election as chairman of the board in June 2007. He attended the two committee meetings held prior to his election.

Committees of the Board

Audit Committee

The Audit Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties and responsibilities. The Audit Committee assists in the board’s oversight of (1) the integrity of our consolidated financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence and (4) the performance of our internal audit function and the independent auditors. The Audit Committee retains, and approves all fees paid to, the independent auditors. The Audit Committee also pre-approves all non-audit engagements of the independent auditors. Each member of the Audit Committee is independent and financially literate, with Messrs. Grafton and Grubb considered audit committee financial experts, in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines. The committee’s report to shareholders can be found on page 46.

Compensation and Personnel Committee

The Compensation and Personnel Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties and responsibilities. The Compensation and Personnel Committee duties include: (1) the review and approval of salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers, (2) the administration of our short- and long-term incentive compensation plans and all equity-based plans, (3) the review and approval of the terms of any severance, change in control or employment agreements with our executive officers and (4) the ongoing analyses of our executive and director compensation programs. Each member of the Compensation and Personnel Committee is independent in accordance with the applicable rules of the NYSE and our corporate governance guidelines. The committee’s report to shareholders can be found on page 25.

Nominating and Governance Committee

The Nominating and Governance Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties and responsibilities. The Nominating and Governance Committee (1) identifies individuals qualified to become members of the board, (2) recommends to the board nominees for director to be presented at the annual meetings of shareholders and nominees to fill vacancies on the board, (3) leads the board in the oversight of management succession planning, including succession planning for the CEO, (4) develops and recommends to the board our corporate governance guidelines and (5) considers director nominees submitted by shareholders in accordance with the procedures outlined on pages 14 and 15. Each member of the Nominating and Governance Committee is independent in accordance with the applicable rules of the NYSE and our corporate governance guidelines.

Executive Committee

The Executive Committee, subject to any limitation under applicable law, our Bylaws or resolutions of the board, has the authority to exercise certain powers of the full board of directors. This committee may meet between regular board meetings if certain actions are required.

Nominating and Governance Committee Process for Identifying Director Nominees

Candidates for election to our board of directors are considered in response to filling a vacancy on the board or if the board determines that it would be beneficial to add an individual with specific skills or expertise. In identifying potential candidates for nomination to the board, the committee may consider input from several sources, including members of the Nominating and Governance Committee, other board members, the CEO, outside search firms and shareholder recommendations. Mr. Blaylock, who is standing for election to the board of directors for the first time, was recommended to the Nominating and Governance Committee by Mr. Folliard. Ms. Goodman, who is also standing for election to the board of directors for the first time, was recommended to the Nominating and Governance Committee by Mr. Stemberg. Nominee candidates are evaluated in the same manner regardless of the source of the recommendation. The Nominating and Governance Committee will conduct an initial evaluation of each candidate. If suitable, the candidate will be interviewed by the committee and may also meet with the board and company management. If the committee determines a nominee would be a valuable addition to the board, it will make a recommendation to the full board.

Nominating and Governance Committee Criteria for Selection of Directors

The board and the Nominating and Governance Committee believe that the board should be comprised of directors with varied, complementary backgrounds and that directors should have, at a minimum, business or other relevant expertise that may be useful to the company. The board and Nominating and Governance Committee also believe that directors should possess the highest personal and professional ethics and should be willing and able to devote the requisite amount of time to company business.

When considering nominees for director, the Nominating and Governance Committee takes into account a number of factors, including:

•	Size of the existing board.

•	Character, judgment, skill, education, relevant business experience, integrity, reputation and other personal attributes or special talents.

•	Independence from management, extent of existing commitments to other businesses and potential conflicts of interest with other pursuits.

•

Financial and accounting background, to enable the committee to determine whether the nominee would be considered an “audit committee financial expert” or “financially literate” under the applicable rules of the NYSE and the SEC.

•	Whether the potential nominee is subject to a disqualifying factor as described in our corporate governance guidelines.

CORPORATE GOVERNANCE CONTINUED

Process for Shareholder Nomination of Directors

The Nominating and Governance Committee will consider nominees for director suggested by shareholders using the previously described factors and considering the additional information referred to below. Under our Bylaws, a shareholder wishing to nominate a director at a shareholders’ meeting must deliver written notice to our corporate secretary of the intention to make such a nomination. The notice must be received no later than (a) 120 days in advance of an annual meeting of shareholders or (b) the close of business on the seventh day following the date on which notice of a special meeting for the election of directors is first given to shareholders.

A shareholder’s notice of a proposed director nominee should be sent to our corporate secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, and must include:

•	The shareholder’s name and address.

•	The nominee’s name and address.

•	A statement that the shareholder is a holder of record entitled to vote at such meeting.

•	A statement that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice.

•	A description of all arrangements or understandings between the shareholder and each nominee and any other person concerning the nomination.

•	Other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors.

•	The consent of each nominee to serve as a director of the company if so elected.

These requirements are more fully described in Section 2.3 of our Bylaws, a copy of which will be provided without charge to any shareholder upon written request to our corporate secretary.

Process for Shareholder or Interested Party Communication with Directors

Any shareholder or other interested party wishing to contact the board of directors or any individual director may write to William R. Tiefel, chairman of the board, with a courtesy copy to Eric M. Margolin, corporate secretary, at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238. Shareholders and other interested parties may also contact Mr. Tiefel and Mr. Margolin via email at chairman@carmax.com.

At the direction of the board of directors, each communication will be screened by Messrs. Tiefel and Margolin. After screening, if appropriate, the communication will be forwarded, if addressed to an individual director, to that director. If the communication is unrelated to a shareholder issue, it will be forwarded to the appropriate department within the company for further handling.

COMPENSATION DISCUSSION AND ANALYSIS

Who oversees CarMax’s executive compensation plans, policies and programs?

At the direction of the board of directors, the Compensation and Personnel Committee oversees all of our executive and director compensation plans, policies and programs. The committee is comprised of three independent directors, Messrs. Stemberg (its chairman), Kellogg and Robinson.

What is the role of the Compensation and Personnel Committee with respect to executive compensation?

As part of its oversight function, the committee reviews and determines all named executive officer compensation, whether short- or long-term, or cash- or equity-based. The committee’s role is detailed in its charter, which is available at investor.carmax.com. Specifically, the committee’s duties include the following:

•

Annually review and approve goals and objectives relevant to the compensation of our CEO, evaluate his performance in light of those goals and objectives and set his appropriate compensation level based on that evaluation.

•	Annually review the job objectives and job performance of our executive officers.

•	Review and approve salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers.

•	Review and approve the terms of any severance, change in control or employment agreements with our officers or other key employees.

•	Review and make recommendations to the board with respect to incentive compensation plans and equity-based compensation plans.

•	Periodically review competitive market analyses of our executive compensation program, design alternatives and significant new trends and issues.

•	Administer all short- and long-term incentive compensation plans and all equity-based plans.

•	Review the impact of tax, accounting and regulatory requirements on executive compensation.

•	Review and discuss our Compensation Discussion and Analysis with management and provide the required committee report for our proxy statement.

What are the objectives of the company’s executive compensation program?

The committee oversees an executive compensation program that is designed to reflect CarMax’s pay-for-performance philosophy and that supports and reinforces the company’s key operating and strategic objectives. The committee has established the following objectives for our executive compensation program:

•	To align the interests of executive officers with the financial interests of our shareholders.

•	To encourage the achievement of our key strategic, operational and financial goals.

•	To link incentive compensation to company and stock price performance, which the committee believes promotes a unified vision for senior management and creates common motivation among our executives.

•	To attract, retain and motivate top quality executives with the qualifications necessary to drive our long-term financial success.

•	To give the committee the flexibility to respond to the continually changing environment in which we operate.

What are the key elements of the company’s executive compensation program?

The key elements of direct compensation for our named executive officers are base salary, cash awards under an annual incentive plan and long-term incentive awards, currently consisting solely of stock options. Named executive officers also are eligible for other elements of compensation, including certain health and welfare programs, perquisites and retirement benefits. The committee considers all elements when evaluating our executive compensation program.

How does each key element of compensation fit into the company’s overall compensation objectives?

Each of the three key elements of our executive compensation program promotes one or more compensation objectives set forth above. Competitive

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

base salaries help us to attract, retain and motivate top quality executives. Our annual cash incentive awards are tied to earnings per share, help to align the interests of our executive officers with the financial interests of our shareholders and encourage the achievement of the company’s financial goals. Stock option awards directly tie an executive’s long-term compensation to the company’s stock price, as well as encourage the achievement of our strategic, operational and financial goals.

How do decisions regarding an individual key element of compensation affect decisions regarding the other key elements?

The committee considers each key element of compensation when designing and evaluating our executive compensation program. This consideration ensures that the program will meet its specified objectives. The committee recognizes the impact that an adjustment to one key element of compensation will have on other elements. For example, an increase in a named executive officer’s base salary will result in a larger target incentive amount. However, decisions regarding any one key element of compensation are not determinative of decisions that will be made regarding the other key elements. Further, committee decisions regarding long-term incentive awards and committee decisions regarding base salaries and annual cash incentive awards are generally made at separate committee meetings. Notwithstanding the independence of these decisions, each committee decision regarding the key elements of compensation are made in furtherance of the objectives of the program.

The committee did not consider the realized value of equity compensation when designing and evaluating our executive compensation program. This excluded compensation was not a factor in the committee’s analyses and decisions regarding total direct compensation and was not used when analyzing the company’s position within the peer group percentiles. The committee generally considers the value of equity compensation as an element of the company’s executive compensation program at the time of grant of an equity award, not at the time of exercise.

Does the committee delegate any of its authority?

The committee has not delegated any authority with respect to the compensation of the company’s executive officers and non-employee directors. However, the committee has delegated limited authority to the company’s CEO and CFO to grant equity awards to the company’s non-executive officer employees. The committee delegated such authority in order to permit the CEO and CFO to award new hire equity grants without the specific action of the committee. The committee believes that such delegation of authority allows the company to meet its ongoing business needs in a practical manner. Pursuant to this delegation, the CEO and CFO have the discretion to make awards of no more than 75,000 shares of the company’s common stock between regularly scheduled board meetings. Any such awards are subject to the company’s Employee Equity Grant Policy (the “Grant Policy”), which may be found at investor.carmax.com under the “Corporate Governance” link.

What is management’s role in the executive compensation process?

Although management does not have any decision-making authority regarding executive compensation, it assists the committee by recommending appropriate base salary levels, performance objectives and targets, and equity award amounts. Management also assists the committee with the preparation of the committee’s meeting agendas and prepares materials for those meetings as directed by the committee.

Does the committee use outside advisors?

The committee has retained the services of Hay Group, an independent compensation consultant, in order to obtain access to independent compensation data, analysis and advice. Hay Group was initially engaged by the committee in November 2005 and, from time to time, has presented comprehensive executive compensation reviews to the committee. These presentations generally included a comparison of our executive compensation program with programs used by a peer group of companies as well as a discussion of broader market compensation trends, including market practices with respect to base salaries, annual bonuses and long-term incentive compensation. Hay Group provides no other services to the company. Notwithstanding the committee’s use of outside advisors and management’s participation in the executive compensation process, all executive compensation determinations are made by the committee, using its independent judgment and analysis.

Does the committee compare the company’s compensation practices to those of other companies?

Yes, in both January 2006 and March 2007, Hay Group, at the direction of the committee, performed a comprehensive analysis of the total direct compensation (the sum of base salary, annual cash incentive award and the present value of long-term incentive awards) for our executive officers. Each study compared the value of each officer’s total direct compensation to the corresponding compensation awarded to senior personnel within a peer group of companies, as well as to the compensation awarded to executives from a broader group of retail companies. The peer group used in the fiscal 2008 study consisted of 21 publicly traded companies, which, because we compete within a unique auto retailing market segment and have few similar competitors, includes a mix of “big-box” retailers and certain publicly traded auto retail groups. The peer companies fall within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, net income and return on invested capital. This competitive market data provides a frame of reference for the committee when evaluating executive compensation. The composition of this group of companies may vary somewhat from year to year as changes occur at the companies comprising the group or the committee determines that a change is necessary.

Which companies comprised the peer group for fiscal 2008?

The following companies comprised the peer group:

Advance Auto Parts, Inc.	Circuit City Stores, Inc.	Lithia Motors, Inc.
Asbury Automotive Group, Inc.	Dick’s Sporting Goods, Inc.	Michaels Stores, Inc.
AutoNation, Inc.	Dollar General Corporation	Office Depot, Inc.
AutoZone, Inc.	Family Dollar Stores, Inc.	OfficeMax, Inc.
Barnes & Noble, Inc.	Genuine Parts Company	Penske Automotive Group, Inc.
Bed, Bath & Beyond, Inc.	Group 1 Automotive, Inc.	PetSmart, Inc.
Borders Group, Inc.	Kohl’s Corporation	Staples, Inc.

How does the committee use the peer group data?

Although we do not directly compete with each of the above-listed companies in the consumer marketplace, we often compete with them and others to attract and retain talented associates. Accordingly, the committee finds it useful to review these companies’ compensation practices in considering and determining the company’s own compensation policies and practices. The committee generally tries to set base salaries that are competitive within the peer group and employs annual cash incentive awards and long-term incentive compensation to further reward executive officers with compensation levels above the median of the peer group when the company performs well. The committee does not use peer group data as its sole determinant in making compensation decisions; rather, this data is one

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

of many sources that inform the committee’s compensation decisions. Other sources include individual performance, company performance, level of seniority and succession planning.

How are base salaries determined?

The committee establishes competitive base salaries to retain key officers and attract new talent that the committee believes are necessary for our long-term financial success. An executive officer’s base salary generally reflects the officer’s responsibilities, tenure, job performance and the direct competition for the officer’s services. The committee reviews officer base salaries at 12-month intervals, generally in April. When the committee reviews these base salaries, it considers the reports and advice provided by its consultant, as well as the recommendations provided by our CEO (except when setting the CEO’s base salary). In addition to these periodic reviews, the committee may at any time review the salary of an executive officer who has received a significant promotion, whose responsibilities have increased significantly or who is believed to be a retention risk. The following base salary adjustments were made in April 2007 for fiscal 2008:

Name	Prior Base Salary ($)	Adjusted Base Salary ($)	Percentage Increase (%)
Thomas J. Folliard	700,000	800,000	14
Keith D. Browning	561,330	595,010	6
Michael K. Dolan	530,145	561,954	6
Joseph S. Kunkel	498,960	528,898	6
Richard M. Smith	300,000	318,000	6

Why were these base salary adjustments made?

In April 2007, the committee conducted a review of Mr. Folliard’s performance related to the following five specific objectives. The committee reviewed whether Mr. Folliard:

•	Achieved the company’s earnings growth goals. Prior to the start of fiscal 2007, the company provided fiscal year earnings per share guidance in the range of $0.73 per share to $0.83 per share. The company finished fiscal 2007 with earnings per share of $0.92 per share.

•

Developed and executed the company’s store growth plan. Mr. Folliard oversaw the opening of 10 new superstores, representing a 15% expansion of the company’s superstore base and in line with previously announced store growth expectations.

•

Provided guidance, mentoring and management development opportunities to key members of executive management, as well as assuring that an effective store-based recruiting and development program was in place.

•	Communicated effectively the company’s message and accomplishments to its key constituencies, including shareholders, analysts and the general public.

•	Ensured that the company maintained and continued to develop its enthusiastic, down-to-earth and non-hierarchal culture.

The committee determined that Mr. Folliard’s performance had been outstanding in all five performance areas. Additionally, the peer group data indicated that Mr. Folliard’s then-current base salary was at or below the 25th percentile of both the proxy peer group and the broader retail group. Based on this analysis, the committee increased Mr. Folliard’s base salary by 14%.

In April 2007, Mr. Folliard recommended that the committee increase the base salaries for each of the other named executive officers by 6% based upon the contributions that each officer made to the company’s achievement of superior earnings performance during fiscal 2007. The committee agreed with Mr. Folliard’s recommendation.

Does the company provide annual cash inventive awards?

Yes, the company does have a plan, the CarMax, Inc. Annual Performance-Based Bonus Plan, as amended and restated (the “Bonus Plan”), pursuant to which we provide annual cash incentive awards to our executive officers. Payments, if any, made under this plan are directly tied to the achievement of certain pre-defined financial performance goals. We adopted the Bonus Plan as a mechanism to provide this annual incentive compensation and to preserve the deductibility of this compensation in accordance with Section 162(m) of the Internal Revenue Code and related regulations.

How does the committee determine the amount of annual cash incentive awards?

The amount of the incentive award depends on our actual performance as measured against objective performance goals established by the committee at the beginning of each fiscal year. In April 2007, the committee determined that the threshold, target and maximum performance goals for fiscal 2008 would be based on our fiscal 2008 earnings per share. The committee believes that earnings per share is an appropriate measure for the performance goal because stock price appreciation is generally based on earnings growth. Accordingly, the interests of our management and our shareholders will be aligned.

Each named executive officer’s individual incentive award target is set forth in a written agreement with the company, is directly tied to his level of authority and is equal to a percentage of his base salary. For fiscal 2008, the incentive target percentages for Messrs. Folliard, Browning, Dolan, Kunkel and Smith were 100%, 60%, 60%, 40% and 40%, respectively, of each officer’s base salary. Each named executive officer’s base salary, incentive target percentage and target incentive amount for fiscal 2008 is set forth in the table below.

Name	Base Salary ($)	Incentive Target Percentage (%)	Target Incentive Amount ($)
Thomas J. Folliard	800,000	100	800,000
Keith D. Browning	595,010	60	357,006
Michael K. Dolan	561,954	60	337,172
Joseph S. Kunkel	528,898	40	211,559
Richard M. Smith	318,000	40	127,200

If the committee determines that an executive officer is eligible for payment under the Bonus Plan because our performance goals have been met, the exact bonus amount is determined by multiplying the target incentive amount by a performance adjustment factor. The performance adjustment factors established by the committee for fiscal 2008 pursuant to the Bonus Plan were:

•	25% if the threshold performance goal was achieved.

•	100% if the target performance goal was achieved.

•	150% if the maximum performance goal was achieved.

The performance adjustment factors are prorated when our actual performance exceeds a lower performance goal but not the next higher performance goal. If the threshold performance goal is not achieved, no incentive award is paid. The Bonus Plan provides that the maximum annual amount payable is the lesser of 200% of the executive’s base salary or $2,000,000. However, the committee has limited the maximum performance adjustment factor to 150%.

Under the Bonus Plan, the committee may reduce the amount of any award paid to a named executive officer below the amount that otherwise would be payable upon application of the performance goals and may decide not to pay an award even when performance goals have been satisfied. Under no circumstances, however, may the committee increase the amount of any award payable under the Bonus Plan above what would be payable to an executive upon application of the performance goals.

In April 2007, the committee established the following earnings per share targets for fiscal 2008: $0.92 as the threshold performance goal; $1.08 as the target performance goal; and $1.14 as the maximum performance goal under the Bonus Plan. The earnings per share target performance goal chosen by the committee was set at a level that would require the company to perform at the mid-point of our publicly stated annual earnings guidance, which, at the outset of fiscal 2008, was a range of $1.03 to $1.14. The committee believed that setting our target performance goal at this level accomplished its goals of establishing a target that is reasonably attainable while also requiring a level of performance consistent with our earnings goals and public guidance.

In April 2008, the committee certified that CarMax had achieved earnings per share of $0.83, which was less than the threshold performance goal of $0.92 per share. Accordingly, the committee used 0% as the performance payout factor and did not provide annual cash incentive awards to its named executive officers for fiscal 2008.

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

During the last three fiscal years, the average performance adjustment factor has been 100%, meaning that, on average, we have paid our named executive officers an annual incentive award of 100% of their respective target incentive amounts.

Does the company provide long-term incentive compensation?

Yes, under our 2002 Stock Incentive Plan, as amended and restated January 28, 2008 (the “Stock Incentive Plan”), the committee grants annual equity awards, which historically have been limited to stock options, to our named executive officers. The committee has chosen to rely upon stock options, as opposed to other forms of equity compensation, based upon their effectiveness in retaining current executives and aligning executives’ interests with the interests of our shareholders. The stock options currently awarded by the committee vest in annual installments of 25% over four years and expire seven years from the grant date.

How does the committee determine the amount of the long-term incentive compensation awards?

In determining the number of option shares to award, the committee considers the named executive officer’s role at CarMax, our recent financial performance, the performance of our common stock, as well as succession planning and the retention of the services of the officer. To assist in this endeavor, the committee solicits the insight of the company’s CEO and CFO, as well as its independent compensation advisor, Hay Group. Generally, the CEO and CFO provide an initial recommendation of annual equity awards to the committee. The committee reviews this recommendation and then makes its own independent determination of the annual equity awards.

When were equity awards granted to the named executive officers for fiscal 2008?

For fiscal 2008, equity awards were granted on April 3, 2007, which was three business days following the date on which we released our fiscal 2007 year-end earnings information. Pursuant to our Grant Policy, these annual equity grants were made in accordance with a pre-determined schedule, from which the committee did not deviate.

How were the option awards priced and why was that pricing used?

The options were priced at the weighted average price of the company’s common stock on the grant date. The committee has determined that the use of the weighted average price, as opposed to the closing price, is more representative of the value of the common stock because it incorporates all trades made on the grant date, as opposed to using only the final trade of the day. Our pricing policy is also incorporated in our Grant Policy.

Were equity awards made to the named executive officers in fiscal 2008?

The committee approved stock option awards for our named executive officers in the following amounts:

Name	Number of Stock Options
Thomas J. Folliard	220,000
Keith D. Browning	104,000
Michael K. Dolan	100,000
Joseph S. Kunkel	74,000
Richard M. Smith	70,000

What other benefits and perquisites are made available to the company’s named executive officers?

The company provides its executive officers with benefits and perquisites that are described below and that are intended to be a part of a competitive compensation package that provides retirement, health, welfare and perquisite programs.

Retirement Plans

The company provides its executives with the opportunity to participate in three retirement plans: our Pension Plan, our Benefit Restoration Plan and our 401(k) Plan.

The Pension Plan is a tax-qualified defined benefit plan generally available to all full-time associates, including our named executive officers, over 21 years old and upon completion of one year of service. Benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service, receive actuarially reduced benefits. Pension Plan benefits are determined, in part, using the employee’s highest consecutive five-year average compensation (during the ten consecutive years before termination) and credited service, but are limited each year in accordance with applicable IRS rules ($225,000 in 2007). All participants are vested after five years of service.

The Benefit Restoration Plan is a nonqualified plan that provides an alternate means of paying benefits intended under the Pension Plan that are restricted by law due to IRS limitations. Benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to IRS limitations on amounts of includable earnings and maximum benefits. The maximum annual retirement benefit payable under this plan was $450,000 in 2007. Benefits paid are reduced by benefits payable under the Pension Plan.

Our 401(k) Plan is a tax-qualified, broad-based retirement savings plan available to all full- and part-time employees. Employee contributions in an amount up to 40% of cash compensation are permitted subject to dollar limits established annually by the IRS. After one year of service, we match a portion of those contributions. Contributions to the 401(k) Plan are invested at the employee’s direction in a variety of mutual funds. Each named executive officer’s participation in our 401(k) Plan is limited by the applicable IRS rules.

Health and Welfare Plans

We provide a variety of competitive health and welfare plans to our employees and executives, including medical,

dental and vision care; life insurance, accidental death and dismemberment insurance and dependent life insurance; short-term and long-term disability insurance; and paid time-off. Additionally, each executive officer is encouraged to participate in our executive physical program, which provides screening and preventative care. The costs of this program are borne by the company in an amount up to $3,000 per executive officer.

Company Transportation

We provide a car allowance and the use of a CarMax-owned vehicle for each of our named executive officers. Each named executive officer is provided the option of choosing either the use of two CarMax-owned vehicles each with a cost basis of $39,998 or less, or the use of one such vehicle and the receipt of a monthly vehicle allowance to cover the costs of a second vehicle. For officers using CarMax-owned vehicles, we bear the maintenance and insurance costs. The IRS treats both the monthly vehicle allowance and the personal use of company-owned vehicles as income to the executive and the related taxes are paid by the executive.

The executive officers are encouraged to use our plane for business travel. Additionally, our plane is available for personal use by Messrs. Folliard, Browning, Dolan and Kunkel when we do not need the plane for business travel. As of March 1, 2007, the committee adopted a policy that requires Mr. Folliard to reimburse the company for the incremental costs associated with his personal use of the plane to the extent that such incremental costs exceed $75,000 in any fiscal year. Further, the policy requires that Messrs. Browning, Dolan and Kunkel reimburse the company for the incremental costs associated with their respective personal use of the plane to the extent that such incremental costs exceed $35,000 in any fiscal year. The costs associated with deadhead flights (i.e., flights that travel to a destination with no passengers as a result of an executive’s personal use) and incremental plane charters (i.e., plane charters, if any, that we pay for because our plane was not available for business use due to an executive’s personal use) are included in the incremental cost calculations for each executive. The IRS treats the personal use of the company plane as income to the executive and the related taxes are paid by the executive using applicable Standard Industry Fare Level rates.

The Summary Compensation Table on page 26 includes the incremental cost to CarMax of an executive’s personal

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

use of our plane. The incremental cost is calculated based on the average variable costs of operating the plane. Variable costs include fuel, maintenance, travel expenses for the flight crews and other miscellaneous expenses. The total annual variable costs are divided by the total number of miles our plane flew in fiscal 2008 to determine an average variable cost per mile. The average variable cost per mile is multiplied by the miles flown for personal use to derive our incremental cost. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, monthly service contracts, hangar rental fees, taxes, rent, depreciation and insurance.

Tax Planning Services

We provide a tax planning benefit to our named executive officers. Mr. Folliard and the other named executive officers are provided reimbursement for tax planning services up to approximately $10,000 and $5,000, respectively, on an annual basis. The IRS treats part of the cost associated with this service as income to the executive and the related taxes are paid by the executive.

Does the company have employment or severance agreements with its named executive officers?

Yes, we have entered into an employment or a severance agreement with each of our named executive officers. The employment agreement with Mr. Folliard was effective as of October 17, 2006. The severance agreements with each of Messrs. Browning, Dolan, Kunkel and Smith were effective as of February 14, 2007.

What is the purpose of these agreements?

The committee has determined that these written agreements are beneficial to us because they contain restrictive covenants relating to the protection of our confidential information and covenants not to compete and not to solicit our employees that continue for a period of two years following the end of the executive officer’s employment. Additionally, the committee believes that these agreements better enable our named executive officers to focus their efforts on our long-term growth.

What are the key terms of these agreements?

Mr. Folliard’s employment agreement is for an initial term of two years, with automatic extensions for additional one-year periods following the end of the initial term (or any subsequent renewal period), unless either CarMax or Mr. Folliard provides written notice of intent not to renew at least 90 days before the end of the then-current term. The severance agreements with the other named executive officers do not have a specified term of agreement.

Under the terms of the employment and severance agreements, the committee establishes and approves each named executive officer’s annual base salary, which cannot be less than the minimum base salary set forth in each agreement unless across-the-board reductions in salary are implemented for all of our senior officers. Additionally, the committee approves the performance measures and criteria that determine each named executive officer’s annual cash incentive award under the Bonus Plan. Each named executive officer is also eligible to participate in our Stock Incentive Plan and to participate in all other incentive, compensation, benefit and similar plans available to our other executive officers.

Do these agreements provide for the clawback of any compensation?

Yes, each of these agreements contains a clawback provision, which provides that, in the event that any named executive officer engages in conduct for which he could generally be terminated for cause, and such conduct directly results in the filing of a restatement of any financial statement previously filed with the SEC (or other governmental agency), the named executive officer shall repay and forfeit all compensation that was expressly conditioned upon the achievement of certain financial results and that would have resulted in a lesser amount being paid based upon the restated financial results.

Do these agreements provide for payments upon the occurrence of certain termination events or a change-in-control?

Each employment and severance agreement provides for the termination of employment due to retirement, death or disability (as those terms are defined in the agreement). Each employment and severance agreement provides further for the termination of employment by us without “cause” and termination by the executive officer for “good reason” (as those terms are defined in the agreement). Termination under any of these circumstances will entitle the executive officer to receive certain payments and other benefits. These agreements also provide for payments and benefits following the termination of employment in these circumstances in connection with a change in control or sale of assets (as those terms are defined in the agreement). Detailed information with respect to these payments and benefits can be found under the heading, “Potential Payments Upon Termination or Change-in-Control” beginning on page 31. The executive officers are not entitled to any severance payments as a result of voluntary termination (outside of the retirement context) or if they are terminated for cause.

Why do these agreements provide for payments upon the occurrence of certain termination events or a change-in-control?

The committee believes that these severance benefits encourage the commitment and availability of key management employees and ensure that they will be able to devote their full attention and energy to our affairs in the face of potentially disruptive and distracting circumstances. In the event of a potential change in control, key management employees will be able to analyze and evaluate proposals objectively with a view to the best interests of CarMax and its shareholders and to act as the board may direct without fear of retribution if a change in control occurs. The committee recognizes that the severance benefits may have the effect of discouraging takeovers and protecting our officers from removal, because the severance benefits increase the cost that would be incurred by an acquiring company seeking to replace current management; however, the committee has determined that the benefit to the company outweighs this concern.

Are the named executive officers subject to stock ownership guidelines?

Yes, the committee has adopted stock ownership guidelines for our executive officers. The primary purpose of the guidelines is to strike a balance between the objectives of stock ownership and individual financial planning. The guidelines provide for minimum share ownership targets ranging from 40,000 shares for our senior vice presidents to 100,000 shares for our CEO. Executive officers must generally comply with the stock ownership guidelines within five years of becoming subject to the guidelines. All shares owned outright count in determining compliance with the share ownership requirements. The stock ownership guidelines are available under the “Corporate Governance” link of our investor relations home page at investor.carmax.com.

All of the named executive officers are in compliance with our stock ownership guidelines. The following table provides the minimum share ownership target for each named executive officer and the number of shares held by each officer at February 29, 2008:

Name	Share Ownership Target	Number of Shares Owned
Thomas J. Folliard	100,000	428,140
Keith D. Browning	70,000	400,000
Michael K. Dolan	70,000	182,252
Joseph S. Kunkel	40,000	133,218
Richard M. Smith	40,000	187,804

Does the committee consider the tax consequences of executive compensation when making compensation decisions?

Section 162(m) of the Internal Revenue Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the CEO or any of the four other most highly compensated officers. Certain performance-based compensation qualifies for an exemption under Section 162(m) and is not subject to the deduction limit. Compensation under the Bonus Plan and the Stock Incentive Plan currently qualifies for the exemption. The committee continues to monitor its executive compensation plans and policies with a view toward preserving the deductibility of executive compensation while maintaining the ability to attract and retain those executives necessary to assist us in reaching our goals and objectives.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The CarMax, Inc. Compensation and Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon the review and discussions, recommended to the CarMax board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND PERSONNEL COMMITTEE

Thomas G. Stemberg, Chairman

William S. Kellogg

Hugh G. Robinson

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows, for fiscal 2008 and fiscal 2007, the compensation paid to or earned by our principal executive officer, our principal financial officer and our three other most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards (a) ($)	Non-Equity Incentive Plan Comp- ensation (b) ($)	Change in Pension Value and Nonqualified Deferred Comp- ensation Earnings (c) ($)	All Other Comp- ensation (d) ($)	Total ($)
Thomas J. Folliard	2008	819,231	1,458,753	0	81,739	84,756	2,444,479
President and Chief Executive Officer	2007	645,602	1,062,316	1,050,000	113,624	80,271	2,951,813
Keith D. Browning	2008	614,009	1,796,793	0	187,910	20,339	2,619,051
Executive Vice President and Chief Financial Officer	2007	554,933	1,112,578	505,197	363,055	19,253	2,555,016
Michael K. Dolan	2008	579,897	1,255,181	0	166,715	49,407	2,051,200
Executive Vice President and Chief Administrative Officer	2007	499,511	1,232,183	477,131	150,050	72,798	2,431,673
Joseph S. Kunkel	2008	545,786	709,970	0	17,403	58,054	1,331,213
Senior Vice President, Marketing & Strategy	2007	493,274	667,450	299,376	65,821	42,349	1,568,270
Richard M. Smith	2008	328,154	307,948	0	67,364	26,354	729,820
Senior Vice President and Chief Information Officer	2007	229,585	177,856	180,000	62,714	10,875	661,030

(a)  Represents the amounts recognized for financial statement reporting purposes in the relevant fiscal year for the fair value of stock options granted in that fiscal year and prior years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by each named executive officer. The assumptions used in determining the grant date fair values of the option awards are set forth in Note 10(C) to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 29, 2008.

(b)  Represents the cash incentive awards earned under our Bonus Plan.

(c)  Represents the aggregate increase in the actuarial value of accumulated benefits under our Pension Plan and Benefit Restoration Plan accrued during the relevant fiscal year. The “Pension Benefits in Fiscal 2008” table and its accompanying narrative, on pages 30 and 31, contain additional details with respect to these amounts.

(d) Further details are included in the “All Other Compensation in Fiscal 2008” table on page 27.

EXECUTIVE COMPENSATION CONTINUED

All Other Compensation in Fiscal 2008

Name	Personal Use of Company Plane (a) ($)	Personal Use of Company Automobile (b) ($)	Automobile Allowance (c) ($)	Other (d) ($)	Total ($)
Thomas J. Folliard	58,935	6,499	10,296	9,026	84,756
Keith D. Browning	–	–	6,396	13,943	20,339
Michael K. Dolan	32,112	5,862	6,396	5,037	49,407
Joseph S. Kunkel	35,000	6,322	6,396	10,336	58,054
Richard M. Smith	–	6,654	7,995	11,705	26,354

(a)  The calculation of incremental cost for personal use of company plane includes the variable costs incurred as a result of personal flight activity. It excludes non-variable costs that would have been incurred regardless of whether there was any personal use of the plane.

(b)  The value of the personal use of a company automobile is determined based on the annual lease value method and excludes any expenses such as maintenance and insurance.

(c)  The monthly vehicle allowance for Mr. Folliard is $858 and for the other named executive officers is $533. In fiscal 2008, the company provided Mr. Smith with three months of “catch-up” allowance payments that inadvertently were not paid in fiscal 2007.

(d)  Represents the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits, for the named executive officer including as applicable: (i) tax planning services, (ii) an annual executive physical exam, (iii) our contribution to the executive’s 401(k) account, including retirement-related “catch-up” contributions for each of Messrs. Browning and Smith, and (iv) spousal travel expenses related to two company-sponsored functions.

Grants of Plan-Based Awards in Fiscal 2008

The following table includes certain information with respect to grants of plan-based awards during fiscal 2008 to each of our named executive officers.

	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying Options (b) (#)	Exercise or Base Price of Option Awards (c) ($/Sh)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Option Awards ($)
Name			Thres- hold ($)	Target ($)	Maximum ($)
Thomas J. Folliard			200,000	800,000	1,200,000
	3/28/07	4/3/07				220,000	24.99	25.00	1,914,000
Keith D. Browning			89,252	357,006	535,509
	3/28/07	4/3/07				104,000	24.99	25.00	904,800
Michael K. Dolan			84,293	337,172	505,759
	3/28/07	4/3/07				100,000	24.99	25.00	870,000
Joseph S. Kunkel			52,890	211,559	317,339
	3/28/07	4/3/07				74,000	24.99	25.00	643,800
Richard M. Smith			31,800	127,200	190,800
	3/28/07	4/3/07				70,000	24.99	25.00	609,000

(a)  Represents threshold, target and maximum payout levels under our Bonus Plan for fiscal 2008 performance. The actual amount of incentive awards earned by each named executive officer in fiscal 2008 (which was $0) is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of our Bonus Plan is included in the Compensation Discussion and Analysis beginning on page 16.

(b)  Each option grant vests in 25% increments annually over four years and expires on the seventh anniversary of the grant date. Limited stock appreciation rights (“SARs”) were granted in tandem with each of the option awards set forth above. The SARs may only be exercised in the event of a change-in-control of the company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.

(c)  All fiscal 2008 stock options were issued with an exercise price equal to the volume-weighted average price of our common stock on the date of the grant.

EXECUTIVE COMPENSATION CONTINUED

Outstanding Equity Awards at Fiscal 2008 Year End

The following table includes information with respect to outstanding options previously awarded to our named executive officers as of February 29, 2008.

	Option Awards (a)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date
Thomas J. Folliard	3/1/2002	100,000	–	13.42	3/1/09
	4/2/2003	150,000	–	7.14	4/2/13
	4/1/2004	90,000	30,000	14.80	4/1/14
	6/24/2005	60,000	60,000	13.19	6/24/15
	5/1/2006	32,500	97,500	17.20	5/1/13
	5/23/2006	50,000	150,000	16.34	5/23/13
	4/3/2007	–	220,000	24.99	4/3/14
Keith D. Browning	3/1/2002	100,000	–	13.42	3/1/09
	4/2/2003	150,000	–	7.14	4/2/13
	4/1/2004	90,000	30,000	14.80	4/1/14
	6/24/2005	60,000	60,000	13.19	6/24/15
	5/1/2006	32,500	97,500	17.20	5/1/13
	4/3/2007	–	104,000	24.99	4/3/14
Michael K. Dolan	3/1/2002	90,000	–	13.42	3/1/09
	4/2/2003	130,000	–	7.14	4/2/13
	4/1/2004	75,000	25,000	14.80	4/1/14
	6/24/2005	50,000	50,000	13.19	6/24/15
	5/1/2006	25,000	75,000	17.20	5/1/13
	4/3/2007	–	100,000	24.99	4/3/14
Joseph S. Kunkel	3/1/2002	90,000	–	13.42	3/1/09
	4/2/2003	130,000	–	7.14	4/2/13
	4/1/2004	75,000	25,000	14.80	4/1/14
	6/24/2005	50,000	50,000	13.19	6/24/15
	5/1/2006	25,000	75,000	17.20	5/1/13
	4/3/2007	–	74,000	24.99	4/3/14
Richard M. Smith	3/1/2002	14,000	–	13.42	3/1/09
	4/2/2003	20,000	–	7.14	4/2/13
	4/1/2004	12,000	4,000	14.80	4/1/14
	6/24/2005	20,000	20,000	13.19	6/24/15
	5/1/2006	10,000	30,000	17.20	5/1/13
	4/3/2007	–	70,000	24.99	4/3/14

(a)  All option awards set forth in the table vest in 25% increments annually over a four-year period. Limited SARs were granted in tandem with each of the option awards granted on April 3, 2007; May 23, 2006; May 1, 2006; June 24, 2005; April 1, 2004; and April 2, 2003. The SARs may be exercised only in the event of a change-in-control of the company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option.

Option Exercises in Fiscal 2008

The following table includes information with respect to the options exercised by the named executive officers during fiscal 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)
Thomas J. Folliard	–	–
Keith D. Browning	120,000	2,303,700
Michael K. Dolan	–	–
Joseph S. Kunkel	140,000	2,888,550
Richard M. Smith	–	–

Pension Benefits in Fiscal 2008

The following table presents information with respect to the accumulated benefits, credited service and benefit payments for each named executive officer under our Pension Plan and the Benefit Restoration Plan for fiscal 2008.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (a) ($)	Payments During Last Fiscal Year ($)
Thomas J. Folliard	Pension Plan	15	96,734	–
	Benefit Restoration Plan	15	444,526	–
Keith D. Browning	Pension Plan	26	392,832	–
	Benefit Restoration Plan	26	1,361,120	–
Michael K. Dolan	Pension Plan	11	212,390	–
	Benefit Restoration Plan	11	559,675	–
Joseph S. Kunkel	Pension Plan	10	76,252	–
	Benefit Restoration Plan	10	191,310	–
Richard M. Smith	Pension Plan	20	212,698	–
	Benefit Restoration Plan	20	91,900	–

(a)  Determined assuming retirement at age 65. The discount rate and mortality assumptions utilized in calculating the present value of the accumulated benefit shown above were consistent with those used for our financial reporting purposes. Additional information regarding our assumptions are set forth in Note 8 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 29, 2008.

EXECUTIVE COMPENSATION CONTINUED

Pension Plan

This is a tax-qualified defined benefit plan generally available to all full-time associates after age 21 and upon completion of one year of service. Benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. The benefit formula is the sum of (1) 0.85% times highest average earnings times years of service up to 35 years plus (2) 0.65% times the excess of highest average earnings over Social Security Covered Compensation times years of service up to 35 years. Earnings are defined as total earnings including base pay, bonuses, overtime pay and commissions but are limited each year in accordance with IRS rules ($225,000 in 2007). Highest average earnings are based on the highest five consecutive calendar years of earnings during the ten consecutive years before termination. All participants are vested after five years of service. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Actuarially reduced benefits are available to participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service.

Benefit Restoration Plan

The purpose of this nonqualified plan is to provide an alternate means of paying benefits intended under the Pension Plan that are restricted by law due to IRS limitations. Benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to IRS limitations on amounts of includable earnings and maximum benefits. The maximum annual retirement benefit payable under this plan was $450,000 in 2007. Benefits paid are reduced by benefits payable under the Pension Plan. Participants must have 15 years of credited service to be eligible to receive benefits under the Benefit Restoration Plan, or upon termination meet the early retirement or normal retirement requirements of our Pension Plan.

Early Retirement Benefits

As of February 29, 2008, both Messrs. Browning and Dolan were eligible to retire with actuarially reduced benefits from the Pension Plan and the Benefit Restoration Plan because each is over age 55 and has at least ten years of service, and therefore has met the requirements for early retirement under our Pension Plan.

Extra Years of Credited Service

None of our named executive officers have been granted extra years of credited service under either the Pension Plan or the Benefit Restoration Plan.

Potential Payments Upon Termination or Change-in-Control

General

As discussed on page 23, we have entered into employment or severance agreements with each of our named executive officers. Each agreement provides for payments and other benefits upon the occurrence of certain termination events, such as retirement, death or disability and termination of employment by the company without cause and termination by the executive officer for good reason.

Each agreement also provides for payments and benefits following the termination of employment in connection with a change in control or sale of our assets. Each agreement defines a change in control as the acquisition by a third party of beneficial ownership of 20% or more of the voting power of our securities or, in connection with a tender or exchange offer, merger or other business transaction, the directors serving immediately prior to the transaction no longer constitute a majority of the board of directors following the transaction. The change in control provisions also cover the sale of all or substantially all of our assets.

In connection with any of the termination events, our payment obligation under each agreement is contingent upon the named executive officer satisfying the following obligations:

•	During his employment and for two years following his termination, the named executive officer must comply with the provisions of the covenant not to compete.

•	During his employment and for the two years following his termination, the named executive officer may not solicit or induce our employees to leave us or hire any of our employees.

•	During his employment and at all times subsequent to his last day of his employment, the named executive officer must hold in strict confidence and safeguard any and all protected information, including information, data and trade secrets about us and our suppliers.

•	The named executive officer must execute an agreement and general release, under which the named executive officer releases us from any claims and returns our property.

•	The named executive officer must comply with Section 409A of the Internal Revenue Code of 1986, as amended.

The tables in this section and their accompanying footnotes:

•

Describe and quantify the estimated payments and benefits that would be provided to each named executive officer as a result of the occurrence of each specified termination event and the method and duration of the relevant payments and benefits (i.e., lump sum, monthly or annual payments).

•	Describe and explain how the payment and benefit levels are determined for each specified termination event.

•

Do not include amounts payable to each named executive officer under our Pension Plan and Benefit Restoration Plan, the details of which can be found in the section titled Pension Benefits in Fiscal 2008 on page 30. None of the termination events result in the enhancement of payments to be made under these plans.

In all instances, payments owed to the named executive officer would be made by us. For purposes of quantifying payments in the table below, we assumed that each termination event occurred on February 29, 2008, and we used a common stock value of $18.36 per share, which was the closing market price on that date.

Termination Due to Retirement, Death or Disability

Each agreement provides for the termination of employment due to retirement, death or disability. Each agreement also provides for these termination events in connection with a change in control or a sale of our assets. Each of these termination events is described below and the payments associated with each event are quantified in the table that follows:

•	Early Retirement. Termination due to early retirement occurs when a named executive officer voluntarily terminates his employment at a time when he is eligible for “early retirement” as this term is defined in our Pension Plan. The effective date of termination shall be the date set forth in a notice from the named executive officer to us, which shall be given at least 90 days prior to the effective date of termination.

•

Normal Retirement. Termination due to normal retirement occurs when a named executive officer voluntarily terminates his employment at a time when he is eligible for “normal retirement” as this term is defined in our Pension Plan. The effective date of termination shall be the date set forth in a notice from the named executive officer to us, which shall be given at least 90 days prior to the effective date of termination.

•	Death. The effective date of termination is the date of death.

•

Disability. Termination due to disability occurs when we provide notice to the named executive officer that we have decided to terminate him because he has a physical or mental illness or injury that causes him:

•	To be considered “disabled” for the purpose of eligibility to receive income-replacement benefits in accordance with our long-term disability plan if he is a participant, or

•

If he does not participate in any such plan, to be unable to substantially perform the duties of his position for a total of 180 days during any period of 12 consecutive months and a physician selected by us (and reasonably acceptable to the named executive officer) has furnished to us a certification that the return of the named executive officer to his normal duties is impossible or improbable.

The effective date of termination shall be the date set forth in a notice from us to the named executive officer, which shall be given to the named executive officer at least 30 days prior to the effective date of termination.

•

Death, Disability or Retirement following a Change In Control. A “change in control death, disability or retirement” termination occurs when a termination event under the death, disability or retirement provisions explained above occurs during the two years following a change in control or a sale of our assets.

EXECUTIVE COMPENSATION CONTINUED

	Relevant Payments Triggered Upon the Occurrence of the Termination Event
Termination Event	Pro Rata Actual Bonus (a) ($)	Pro Rata Target Bonus (b) ($)	Equity Awards (c) ($)	Total ($)
Early and Normal Retirement (d)
Keith D. Browning	0	–	530,100	530,100
Michael K. Dolan	0	–	434,500	434,500
Death and Disability and Change in Control Death, Disability or Retirement
Thomas J. Folliard	–	800,000	833,100	1,633,100
Keith D. Browning	–	357,006	530,100	887,106
Michael K. Dolan	–	337,172	434,500	771,672
Joseph S. Kunkel	–	211,559	434,500	646,059
Richard M. Smith	–	127,200	152,440	279,640

(a)  The Pro Rata Actual Bonus is the pro rata share of the named executive officer’s annual bonus based on actual performance for the fiscal year in which the date of termination occurs. The Pro Rata Actual Bonus shall be paid to the named executive officer in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year, which, if a bonus were to be paid, would be expected to occur in May 2008 for fiscal 2008. Because the termination event is assumed to occur on February 29, 2008, our fiscal year end, the Pro Rata Actual Bonus is equal to the named executive officer’s actual bonus for fiscal 2008.

(b)  The Pro Rata Target Bonus is the pro rata share of the named executive officer’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The Pro Rata Target Bonus shall be paid to the named executive officer in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 29, 2008, our fiscal year end, the Pro Rata Target Bonus is equal to the named executive officer’s Target Bonus amount.

(c)  Equity awards made to the named executive officer during the course of his employment shall, following certain termination events, vest and become exercisable in accordance with the terms and conditions of the Stock Incentive Plan and the individual award agreements for each award. For additional information regarding each named executive officer’s outstanding stock options, see the Outstanding Equity Awards at Fiscal 2008 Year End table on page 29. The value of the vested but unexercised portion of each option has not been included in these amounts because their receipt is not affected or accelerated by these termination events.

(d)  Messrs. Folliard, Kunkel and Smith are not currently eligible for early or normal retirement.

Termination With and Without Cause/With and Without Good Reason

Each employment and severance agreement provides for the termination of employment by us with and without cause and termination by the executive officer with and without good reason. Each agreement also provides for these termination events in connection with a change in control or a sale of our assets. Each of these termination events is described below and the payments associated with each event are quantified in the table that follows:

•

Cause. Termination by us with cause occurs, and is effective, when we decide to terminate the named executive officer based upon our good faith determination that one of the “Cause” triggering events, as described below, has occurred. We will not owe any payments to a named executive officer as a result of the occurrence of a termination with cause.

•	The named executive officer has materially breached the agreement and the breach is not cured by the officer or waived by us.

•

In the performance of his duties, the named executive officer has committed an act of gross negligence or intentional misconduct or he has intentionally failed to perform his duties or comply with the directives of the board of directors.

•	The named executive officer has willfully and continuously failed to perform substantially his duties after written demand by us.

•	The named executive officer has willfully violated a material requirement of our code of business conduct or breached his fiduciary duty to us.

•	The named executive officer has been convicted of a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety.

•	The named executive officer has engaged in illegal conduct, embezzlement or fraud with respect to our business.

•	The named executive officer has failed to disclose a conflict of interest of which he knew or should have known in connection with any transaction entered into on our behalf.

•

The named executive officer has failed to agree to certain modifications to his employment or severance agreement necessary to comply with applicable laws or to define further the restrictive covenants.

•

Without Cause. Termination by us without cause occurs when we terminate the named executive officer’s employment for any reason other than for cause, as described above, or for disability. The effective date of termination shall be the date of the notice from us to the named executive officer.

•	Good Reason. Termination by the named executive officer for good reason occurs when a named executive officer terminates his employment with us for one of the following events, which we do not cure:

•	A reduction in the named executive officer’s base salary (which was not part of an across-the-board reduction) or target bonus rate.

•	A material reduction in the named executive officer’s duties or authority.

•	A required relocation to a new principal place of employment more than 35 miles from our home office, excluding a relocation of our home office.

•	For Messrs. Folliard and Browning, a failure by the shareholders to elect or reelect them to our board of directors.

•

Our failure to obtain an agreement from any successor to substantially all of our assets or our business to assume and agree to perform the employment or severance agreement within 15 days after a merger, consolidation, sale or similar transaction.

The effective date of termination shall be the date set forth in a notice from the named executive officer to us, which notice shall be given to us at least 45 days prior to the effective date of termination.

•

Without Good Reason. Termination by the named executive officer without good reason occurs when the named executive officer terminates his employment for any reason other than good reason, as described above. The effective date of termination shall be the date set forth in a notice from the named executive officer to us, which notice shall be given to us at least 45 days prior to the effective date of termination. We will not owe any payments to a named executive officer as a result of the occurrence of a termination without good reason.

EXECUTIVE COMPENSATION CONTINUED

•

Cause following a Change In Control. A “change in control cause” termination occurs when we terminate the named executive officer’s employment for cause during the two years following a change in control of the company or a sale of our assets.

•

Without Cause following a Change In Control. A “change in control without cause” termination occurs when we terminate the named executive officer’s employment for any reason other than for cause or due to disability during the two years following a change in control or a sale of our assets.

•

Good Reason following a Change In Control. A “change in control good reason” termination occurs when a termination by the named executive officer for good reason occurs during the two years following a change in control or a sale of our assets.

•

Without Good Reason following a Change In Control. A “change in control without good reason” termination occurs when a termination by the named executive officer without good reason occurs during the two years following a change in control or a sale of our assets.

	Relevant Payments Triggered Upon the Occurrence of the Termination Event
Termination Event	Pro Rata Actual Bonus (a) ($)	Pro Rata Target Bonus (b) ($)	Target Bonus (c) ($)	Equity Awards (d) ($)	Severance Payment (e) ($)	Partial COBRA reimburse- ment (f) ($)	Out- placement Services (g) ($)	Change In Control Payment (h) ($)	Total ($)
Without Cause
Thomas J. Folliard	0	–	–	833,100	3,700,000	9,813	50,000	–	4,592,913
Keith D. Browning	0	–	–	530,100	2,200,414	6,512	25,000	–	2,762,026
Michael K. Dolan	0	–	–	434,500	2,078,170	6,517	25,000	–	2,544,187
Joseph S. Kunkel	0	–	–	434,500	1,656,548	9,813	25,000	–	2,125,861
Richard M. Smith	0	–	–	152,440	996,000	9,813	25,000	–	1,183,253
Good Reason
Thomas J. Folliard	–	–	800,000	833,100	3,700,000	9,813	50,000	–	5,392,913
Keith D. Browning	–	–	357,006	530,100	2,200,414	6,512	25,000	–	3,119,032
Michael K. Dolan	–	–	337,172	434,500	2,078,170	6,517	25,000	–	2,881,359
Joseph S. Kunkel	–	–	211,559	434,500	1,656,548	9,813	25,000	–	2,337,420
Richard M. Smith	–	–	127,200	152,440	996,000	9,813	25,000	–	1,310,453
Change in Control Cause, and Change in Control Without Good Reason
Thomas J. Folliard	–	–	–	833,100	–	–	–	–	833,100
Keith D. Browning	–	–	–	530,100	–	–	–	–	530,100
Michael K. Dolan	–	–	–	434,500	–	–	–	–	434,500
Joseph S. Kunkel	–	–	–	434,500	–	–	–	–	434,500
Richard M. Smith	–	–	–	152,440	–	–	–	–	152,440
Change in Control Without Cause, and Change in Control Good Reason
Thomas J. Folliard	–	800,000	–	833,100	–	9,813	50,000	5,531,500	7,224,413
Keith D. Browning	–	357,006	–	530,100	–	6,512	25,000	3,289,619	4,208,237
Michael K. Dolan	–	337,172	–	434,500	–	6,517	25,000	3,106,864	3,910,053
Joseph S. Kunkel	–	211,559	–	434,500	–	9,813	25,000	2,476,539	3,157,411
Richard M. Smith	–	127,200	–	152,440	–	9,813	25,000	1,489,020	1,803,473

(a)  The Pro Rata Actual Bonus is the pro rata share of the named executive officer’s annual bonus based on actual performance for the fiscal year in which the date of termination occurs. The Pro Rata Actual Bonus shall be paid to the named executive officer in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year, which, if a bonus were to be paid, would be expected to occur in May 2008 for fiscal 2008. Because the termination event is assumed to occur on February 29, 2008, our fiscal year end, the Pro Rata Actual Bonus is equal to the named executive officer’s actual bonus for fiscal 2008.

(b)  The Pro Rata Target Bonus is the pro rata share of the named executive officer’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The Pro Rata Target Bonus shall be paid to the named executive officer in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 29, 2008, our fiscal year end, the Pro Rata Target Bonus is equal to the named executive officer’s Target Bonus amount.

(c)  The Target Bonus is the named executive officer’s annual bonus at his target bonus rate. The Target Bonus shall be paid in a lump sum cash payment within ten days after the date of termination or as soon thereafter as may be practicable.

(d)  Equity awards made to the named executive officer during the course of his employment shall, following certain termination events, vest and become exercisable in accordance with the terms and conditions of the Stock Incentive Plan and the individual award agreements for each award. For additional information regarding each named executive officer’s outstanding stock options, see the Outstanding Equity Awards at Fiscal 2008 Year End table on page 29. The value of the vested but unexercised portion of each option has not been included in these amounts because their receipt is not affected or accelerated by these termination events. All unvested options granted prior to fiscal 2008 immediately vest upon the occurrence of any change in control, regardless of the subsequent termination event. Fifty percent of the unvested options granted in fiscal 2008 immediately vest upon the occurrence of any change in control; the other fifty percent vests on the first anniversary of the change in control.

(e)  The Severance Payment is equal to two times the sum of the named executive officer’s base salary and the amount of his last annual bonus as determined by the committee. The Severance Payment shall be paid in equal monthly installments over the 24-month period following the date of termination. At February 29, 2008, the last annual bonus as determined by the committee for each of Messrs. Folliard, Browning, Dolan, Kunkel and Smith was each officer’s fiscal 2007 bonus of $1,050,000; $505,197; $477,131; $299,376; and $180,000; respectively.

(f)  In the event that the named executive officer elects to continue coverage under our health, dental and/or vision plans following the date of termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the named executive officer shall be responsible for remitting to us the appropriate COBRA premium to continue such coverage. We shall reimburse the named executive officer for a portion of the COBRA premium equal to the sum of the amount that we would have otherwise paid for such coverage if he had remained an active employee, and the COBRA administration fee. This partial COBRA reimbursement shall be paid in equal monthly installments for up to an 18-month period. For purposes of this column, we have assumed that each officer elected to continue his coverage for the full 18-month period.

(g)  Outplacement services shall be paid to the named executive officer in an amount not to exceed $50,000 for Mr. Folliard and $25,000 for Messrs. Browning, Dolan, Kunkel and Smith. The table assumes that the maximum outplacement benefit is paid to each named executive officer.

(h)  The change in control payment is equal to 2.99 times the named executive officer’s final compensation, which consists of the sum of the named executive officer’s base salary at the date of termination and the higher of the annual bonus paid or earned but not yet paid to the named executive officer for the two most recently completed fiscal years. At February 29, 2008, the higher annual bonus for each executive officer is his fiscal 2007 annual bonus. The change in control payment shall be paid to the named executive officer in a lump sum cash payment no later than 45 days after the date of termination.

COMPENSATION FOR NON-EMPLOYEE DIRECTORS

Non-employee director compensation includes both cash and equity components. Grants of stock and stock options to non-employee directors are made pursuant to the 2002 Non-Employee Directors Stock Incentive Plan, as amended and restated. Directors who are employees of CarMax receive no compensation for services as members of the board of directors or of any committee of the board.

Non-Employee Director Cash Compensation

In fiscal 2008, the annual cash retainer for non-employee directors was $50,000. Non-employee directors also received $1,500 for each compensable board or committee meeting attended. Our chairman of the board and the chairmen of our standing committees also received additional annual fees as follows: Board ($100,000), Audit Committee ($15,000), Compensation and Personnel Committee ($10,000) and Nominating and Governance Committee ($10,000). We reimburse all directors for travel and other necessary business expenses incurred in the performance of their services to us and extend coverage to them under our health insurance policies at the same rates at which coverage is extended to our employees. The directors may also participate in our vehicle discount purchase program that is available to all employees. During fiscal 2008, the board determined that it will no longer permit non-employee directors to use our plane for personal travel. Previously, non-employee directors had been permitted to use our plane for personal travel, but no non-employee directors had done so.

Non-Employee Director Equity Compensation

In June 2007, each non-employee director received CarMax common stock having a fair market value of approximately $30,000 on the grant date and stock options valued at approximately $50,000 on the grant date. The stock options were valued using the Black-Scholes pricing model and vest in 33 1/3% increments annually over a three-year period.

Non-employee directors who are elected to the board at dates other than the annual meeting date generally receive the cash retainer, stock awards and option grants prorated for their period of service.

Non-Employee Director Compensation in Fiscal 2008

The following table provides each element of non-employee director compensation for fiscal 2008.

Name	Fees Earned or Paid in Cash (a) ($)		Stock Awards (b) ($)	Option Awards (c) ($)	All Other Compensation ($)		Total ($)
Ronald E. Blaylock	15,500		3,486	–			18,986
James F. Clingman, Jr.	71,000		30,008	51,133	–		152,141
Jeffrey E. Garten	63,500		30,008	51,133	–		144,641
Shira D. Goodman	15,500		3,486	–			18,986
W. Robert Grafton	90,500		30,008	51,133	–		171,641
Edgar H. Grubb	75,500		30,008	11,176	–		116,684
William S. Kellogg	65,000		30,008	51,133	–		146,141
Hugh G. Robinson	70,000		30,008	51,133	–		151,141
Richard L. Sharp	28,000		14,991	91,626	125,428	(d)	260,045
Thomas G. Stemberg	70,000		30,008	51,133	–		151,141
Vivian M. Stephenson	68,500		30,008	27,876	–		126,384
Beth A. Stewart	75,500		30,008	51,133	–		156,641
William R. Tiefel	140,500	(e)	30,008	51,133	–		221,641

(a)  Represents the cash compensation earned in fiscal 2008 for board, committee, and committee and board chairman service, as applicable.

(b)  Represents the amounts recognized for financial statement reporting purposes in fiscal 2008 for the fair value of stock awards granted in fiscal 2008 in accordance with SFAS 123R. In June 2007, we granted (i) each non-employee director on the board at that time (other than Mr. Sharp) 1,169 shares of common stock, which had a grant date fair market value of $30,008 and (ii) Mr. Sharp, who retired immediately following the June 2007 annual meeting, a pro-rata award in the amount 584 shares of common stock, which had a grant date fair market value of $14,991. In January 2008, we approved a pro-rata common stock grant to Mr. Blaylock and Ms. Goodman with a economic value of $7,500. The grant date for this pro-rata award was April 7, 2008; in accordance with SFAS 123R, the amortized value of the pro-rata award at February 29, 2008 was $3,486.

(c)  Represents the amounts recognized for financial statement reporting purposes in fiscal 2008 for the fair value of stock options granted in fiscal 2008 and prior years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by each director. In June 2007, we granted (i) each non-employee director on the board at that time (other than Mr. Sharp) 5,285 stock options, which had a grant date fair market value of $49,996 and (ii) Mr. Sharp a pro-rata award of 2,643 stock options, which had a grant date fair market value of $25,003. The assumptions used in determining the grant date fair values of the option awards are set forth in Note 10(C) to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 29, 2008.

(d)  Represents the value of administrative support services that we provided to Mr. Sharp, our former chairman, during fiscal 2008.

(e)  Includes a $50,000 payment for service as chairman of the board and a $25,000 payment for service as lead director. The Board approved the $100,000 annual fee for service as chairman of the board, effective September 1, 2007.

CARMAX SHARE OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table includes information about our common stock beneficially owned as of February 29, 2008, by:

•	Our CEO and the other named executive officers, as set forth in the “Summary Compensation Table” on page 26.

•	Each director and/or nominee for director.

•	All of our directors and executive officers as a group.

Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Named Executive Officers	CarMax Option Shares that May Be Acquired Within 60 Days after February 29, 2008	Shares of CarMax Common Stock Beneficially Owned as of February 29, 2008 (a)	Percent of Class
Thomas J. Folliard**	567,500	1,095,640(b)	*
Keith D. Browning**	488,500	888,500	*
Michael K. Dolan	420,000	602,252	*
Joseph S. Kunkel	413,500	556,718(c)	*
Richard M. Smith	97,500	285,304	*

Directors/Director Nominees
Ronald E. Blaylock	–	–	*
James F. Clingman, Jr.	20,556	25,769	*
Jeffrey E. Garten	32,560	39,265	*
Shira D. Goodman	–	–	*
W. Robert Grafton	21,090	34,871	*
Edgar H. Grubb	–	1,169	*
William S. Kellogg	21,090	139,571(d)	*
Hugh G. Robinson	13,084	15,278	*
Thomas G. Stemberg	17,696	28,535	*
Vivian M. Stephenson	2,268	5,157	*
Beth A. Stewart	32,560	333,113(e)	*
William R. Tiefel	32,560	129,265	*
All directors and executive officers as a group (18 persons)	2,180,464	4,190,407	1.9%

*  Represents beneficial ownership of less than one percent of the 218,616,069 shares of CarMax common stock outstanding on February 29, 2008.

**  Messrs. Folliard and Browning are also directors of the company.

(a)  Includes shares of CarMax common stock that could be acquired through the exercise of stock options within 60 days after February 29, 2008.

(b)  Includes 100,000 shares of CarMax common stock held by Mr. Folliard’s wife. Mr. Folliard disclaims beneficial ownership of these shares.

(c)  Includes 10,000 shares of CarMax common stock held by Mr. Kunkel’s private foundation. Mr. Kunkel disclaims beneficial ownership of these shares.

(d)  Includes 21,200 shares of CarMax common stock held in trust for Mr. Kellogg’s children and 20,000 shares of CarMax common stock held by Mr. Kellogg’s irrevocable trust. Mr. Kellogg disclaims beneficial ownership of all of these shares.

(e)  Includes 159,416 shares of CarMax common stock held by Trewstar, LLC. Ms. Stewart, her husband and children own 100% of Trewstar, LLC and Ms. Stewart and her husband share voting and dispositive power with respect to these shares. Also includes 128,248 shares of CarMax common stock held by Ms. Stewart’s husband. Ms. Stewart disclaims beneficial ownership of all of these shares.

CARMAX SHARE OWNERSHIP CONTINUED

Share Ownership of Certain Beneficial Owners

The following table includes, as of February 29, 2008, information about shareholders that reported to the SEC that they beneficially owned more than 5% of our common stock. We are not aware of any other owners of more than 5% of our common stock.

Name and Address of Beneficial Owner(s)	Number of Shares Owned	Percent of Class
Davis Selected Advisers, L.P. (a) 2949 East Elvira Road, Suite 101 Tucson, AZ 85706	32,598,673	14.9%
Berkshire Hathaway Inc. (b) 1440 Kiewit Plaza Omaha, NE 68131	21,000,000	9.6%
Capital World Investors (c) 333 South Hope Street Los Angeles, CA 90071	12,145,000	5.6%
PRIMECAP Management Company (d) 225 South Lake Avenue, #400 Pasadena, CA 91101	11,861,300	5.4%
Capital Research Global Investors (e) 333 South Hope Street Los Angeles, CA 90071	11,420,500	5.2%
Dodge & Cox (f) 555 California Street, 40th Floor San Francisco, CA 94104	11,204,700	5.1%

(a)  Information concerning the CarMax common stock beneficially owned as of December 31, 2007, was obtained from a Schedule 13G/A filed February 12, 2008. According to the Schedule 13G/A, Davis Selected Advisers, L.P. has the sole power to vote 30,313,742 shares and the sole power to dispose of 32,598,673 shares of CarMax common stock.

(b)  Information concerning the CarMax common stock beneficially owned as of December 31, 2007, was obtained from a Schedule 13G filed February 14, 2008. According to the Schedule 13G, each of Berkshire Hathaway Inc., OBH, Inc., Warren E. Buffett, National Indemnity Company, GEICO Corporation and Government Employees Insurance Company has the shared power to vote and dispose of 21,000,000 shares of CarMax common stock.

(c)  Information concerning the CarMax common stock beneficially owned as of December 31, 2007, was obtained from a Schedule 13G filed February 11, 2008. According to the Schedule 13G, Capital World Investors, a division of Capital Research and Management Company, has the sole power to vote 7,145,000 shares and the sole power to dispose of 12,145,000 shares of CarMax common stock.

(d)  Information concerning the CarMax common stock beneficially owned as of December 31, 2007, was obtained from a Schedule 13G/A filed February 14, 2008. According to the Schedule 13G/A, PRIMECAP Management Company has the sole power to vote 5,705,200 shares and the sole power to dispose of 11,861,300 shares of CarMax common stock.

(e)  Information concerning the CarMax common stock beneficially owned as of December 31, 2007, was obtained from a Schedule 13G filed February 12, 2008. According to the Schedule 13G, Capital Research Global Investors, a division of Capital Research and Management Company, has the sole power to vote 3,620,000 shares and the sole power to dispose of 11,420,500 shares of CarMax common stock.

(f)  Information concerning the CarMax common stock beneficially owned as of December 31, 2007, was obtained from a Schedule 13G filed February 13, 2008. According to the Schedule 13G, Dodge & Cox has the sole power to vote 10,686,660 shares, the shared power to vote 24,200 shares and the sole power to dispose of 11,204,700 shares of CarMax common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors, and persons who beneficially own more than 10% of our common stock are required to report their CarMax common stock transactions to the SEC on Forms 3, 4 and 5 and provide copies of these forms to us. Regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file these reports on a timely basis. As a matter of practice, our employees assist our executive officers and directors in preparing and filing these forms. Based solely on a review of the information we received or written representations that no other reports were required, we believe that all officers, directors and beneficial owners of more than 10% of our common stock complied with the applicable filing requirements during fiscal 2008, except for Hugh G. Robinson, who inadvertently filed a one-day late report concerning a sale of company stock.

Equity Compensation Plan Information

The following table provides information as of February 29, 2008, with respect to our equity-based compensation plans, specifically, our Stock Incentive Plan, Non-Employee Directors Stock Incentive Plan and ESPP, under which shares of our common stock were authorized for issuance.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	13,647,529	$14.55	9,514,446	(a)(b)
Equity compensation plans not approved by security holders	–	–	–

Total	13,647,529		9,514,446

(a)  The remaining common stock available for future issuance under the Stock Incentive Plan and Non-Employee Directors Stock Incentive Plan may be issued as options, common stock, restricted stock or SARs. There are no outstanding options, warrants, or rights under the ESPP.

(b)  The ESPP authorizes the issuance of 4,000,000 shares of common stock. As of February 29, 2008, 2,141,861 shares have been purchased on the open market and 1,858,139 shares remain available for issuance. Under the ESPP, full- and part-time associates who have been employed for one year can participate. Executive officers may not participate in the ESPP. A participating employee may authorize payroll deductions of 2% to 10% of compensation, up to an annual maximum of $7,500. Each month, the payroll deductions are used to purchase CarMax common stock. Shares may either be purchased on the open market or previously unissued shares may be purchased from the company. For shares purchased on the open market, the purchase price is the average cost of all shares purchased for a particular month. For shares purchased from the company, the purchase price is the closing price on the NYSE on the last business day of the month. To encourage participation in the ESPP, we match 15% of the employee’s contribution. An eligible employee may change, cease or restart contributions for any payroll period without penalty. We pay all administrative costs of the ESPP.

CARMAX SHARE OWNERSHIP CONTINUED

Ten-Year History of Options

The following table provides a historical perspective on the option activity under our stock incentive plans. Prior to our separation from Circuit City Stores, Inc. in October 2002, the options in the table were originally granted in Circuit City Stores, Inc.—CarMax Group common stock. These options were replaced by grants under our plans at the separation date. The purpose of providing this information is to inform CarMax shareholders of the manner in which Circuit City’s compensation committee granted the predecessor options and the distribution of the currently outstanding options among our senior executives, other employees and non-employee directors. Our Compensation and Personnel Committee will make future grants based on its compensation philosophy, and the historical information should not be relied on as indicative of future actions. See the Compensation Discussion and Analysis beginning on page 16.

	FY 2008		FY 2007		FY 2006		FY 2005
(Shares and options in thousands)	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price
Outstanding at beginning of year	13,775	$12.39	17,538	$10.28	14,184	$8.73	11,352	$6.12
Granted	1,882	$24.72	1,905	$17.14	5,280	$13.27	4,252	$14.74
Exercised	(1,774)	$8.31	(5,281)	$7.01	(1,302)	$4.57	(1,044)	$4.20
Cancelled	(235)	$16.53	(387)	$13.18	(624)	$12.19	(376)	$10.75
Outstanding options at end of year	13,648	$14.55	13,775	$12.39	17,538	$10.28	14,184	$8.73
Options exercisable at end of year	7,672	$12.00	6,301	$10.60	7,254	$7.00	5,386	$4.97
Shares outstanding or deemed outstanding	218,616		216,028		209,910		208,606
Total options granted	1,882		1,905		5,280		4,252
Total options granted as a percentage of total shares outstanding	0.9%		0.9%		2.5%		2.0%
Total options granted to the named executive officers	568		700		1,078		680
Total options granted to the named executive officers as a percentage of total options granted	30.2%		36.7%		20.4%		16.0%
Total options outstanding as a percentage of total shares outstanding	6.2%		6.4%		8.4%		6.8%
Total options outstanding granted to the named executive officers	3,178		3,829		5,098		4,280
Total options outstanding granted to the named executive officers as a percentage of total options outstanding	23.3%		27.8%		29.1%		30.2%

*  The number of shares outstanding has been calculated by adding the actual number of shares of CarMax Group common stock outstanding plus the number of shares that would have been outstanding if Circuit City’s retained interest in the CarMax Group had been represented as actual shares outstanding.

FY 2004		FY 2003		FY 2002		FY 2001		FY 2000		FY 1999
Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price
8,690	$5.13	7,262	$2.41	8,214	$1.58	6,648	$1.94	8,760	$0.89	9,644	$0.75
4,308	$7.30	2,268	$13.11	3,318	$2.47	2,562	$0.85	2,264	$2.95	410	$4.32
(1,386)	$3.27	(570)	$2.53	(3,882)	$0.66	(112)	$0.11	(4,054)	$0.11	(1,086)	$0.11
(260)	$7.44	(270)	$4.52	(388)	$2.98	(884)	$2.34	(322)	$3.47	(208)	$5.27
11,352	$6.12	8,690	$5.13	7,262	$2.41	8,214	$1.58	6,648	$1.94	8,760	$0.89
3,678	$4.01	2,880	$3.04	1,642	$3.43	3,886	$1.47	2,406	$1.27	3,132	$0.48
207,556		206,166		205,548 *		202,158 *		202,108 *		197,112 *
4,308		2,268		3,318		2,562		2,264		410
2.1%		1.1%		1.6%		1.3%		1.1%		0.2%
920		580		980		370		590		–
21.4%		25.6%		29.5%		14.4%		26.1%		–
5.5%		4.2%		3.5%		4.1%		3.3%		4.4%
3,730		2,890		2,310		2,690		2,320		4,506
32.9%		33.3%		31.8%		32.7%		34.9%		51.4%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which the company and our directors, executive officers and persons known by us to own 5% or more of our common stock (or any of their immediate family members) are participants to determine whether these persons have a direct or indirect material interest in the relationship or transaction. We have various procedures in place to identify potential related person transactions. Our board of directors works with management and our legal department in reviewing and considering any related person transactions or relationships and determining whether the company or a related person has a direct or indirect material interest in a transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in our proxy statement.

To ensure adequate review and proper disclosure of related person transactions, our board of directors adopted a written policy that requires our Audit Committee to review and, if appropriate in accordance with the policy, approve in advance or ratify any related person transaction that is required to be disclosed pursuant to applicable SEC rules. In reviewing related person transactions, the Audit Committee will consider:

•	The related person’s relationship to us.

•	The facts and circumstances of the proposed transaction.

•	The aggregate dollar amount involved in the transaction or, in the case of indebtedness, information regarding the principal amount of the debt, interest rate, repayment and other material terms.

•

The related person’s interest in the transaction, including his or her position or relationship with, or ownership in, a firm, corporation or other entity that is a party to, or has an interest in, the transaction.

•	The benefits to us of the proposed transaction and, if applicable, the terms and availability of comparable products and services from unrelated third parties.

•	Any other information regarding the transaction or the related person that is material to the Audit Committee’s determination.

The Audit Committee will approve or ratify a related person transaction only if it determines that, based on the facts and circumstances known to the committee at the time of approval, (i) the transaction serves our shareholders’ and our best interests or (ii) the transaction is on terms reasonably comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction.

We do not have any related person transactions to report for fiscal 2008.

AUDIT COMMITTEE REPORT AND AUDITOR INFORMATION

Audit Committee Report

The committee operates under a written charter adopted by the board. The charter reflects the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. Each member of the Audit Committee is independent in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines.

The committee reviews and discusses the following with management and our independent registered public accounting firm, KPMG:

•	Quarterly and year-end results, consolidated financial statements and reports, prior to public disclosure.

•	The company’s disclosure controls and procedures, including internal control over financial reporting.

•	The independence of our registered public accounting firm.

•	Management’s report and the independent registered public accounting firm’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The committee routinely meets with our internal auditors and our independent registered public accounting firm, with and without management present.

The committee has oversight responsibilities only and it is not acting as an expert in accounting or auditing. The committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors. Accordingly, the committee’s oversight does not provide an independent basis to determine that the company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles or that the audit of the company’s consolidated financial statements by the independent auditors has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board.

Management has the primary responsibility for the preparation of the company’s fiscal 2008 consolidated financial statements and the overall reporting process, including the systems of internal control over financial reporting, and has represented to the committee that the company’s fiscal 2008 consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” these discussions included, among other things, a review of significant accounting policies, their application and estimates, and the independent auditors’ judgment about the company’s accounting controls and the quality of the company’s accounting practices.

The committee has received from the independent auditors written disclosures and a letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors and considered the issue of their independence from the company, including whether their performance of non-audit services is compatible with maintaining their independence.

Relying on these reviews and discussions, the committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008, for filing with the SEC.

AUDIT COMMITTEE

W. Robert Grafton, Chairman

Ronald E. Blaylock

James F. Clingman, Jr.

Edgar H. Grubb

Beth A. Stewart

AUDIT COMMITTEE REPORT AND AUDITOR INFORMATION CONTINUED

Auditor Information

Auditors Fees

The following table sets forth fees billed or expected to be billed by KPMG for fiscal 2008 and 2007.

Type of Fee	Years Ended February 29 or 28
	2008	2007
Audit fees	$884,000	$937,000
Audit-related fees	291,000	262,300
Tax fees	31,500	55,400
All other fees	–	–

	$1,206,500	$1,254,700

Audit fees are for the audit of the company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), quarterly reviews of unaudited consolidated financial statements, and services in connection with SEC registration statements.

Audit-related fees are for attestation services related to our asset securitizations and audits of the financial statements of our benefit plans.

Tax fees are for tax compliance services and related costs.

All other fees are for any other services provided.

Pre-Approved Services

The Audit Committee’s charter provides for pre-approval of audit and non-audit services to be performed by the independent auditors. All such services provided, as described previously, were pre-approved by the committee. The committee concluded that the services provided by KPMG that were not related to the annual audit and quarterly reviews of our consolidated financial statements were compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions.

PROPOSAL TWO	—	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has selected KPMG as the independent registered public accounting firm to perform the audit of our consolidated financial statements and our internal control over financial reporting for fiscal 2009. KPMG served as our independent registered public accounting firm for fiscal 2008. KPMG representatives are expected to attend the 2008 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions. We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

The board of directors recommends that the shareholders vote FOR Proposal Two.

PROPOSAL THREE	—	APPROVAL OF AMENDMENTS TO CARMAX, INC. 2002 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

The company’s shareholders are being asked to approve amendments to the CarMax, Inc. Amended and Restated 2002 Non-Employee Directors Stock Incentive Plan (the “Directors Plan”) to increase the number of shares of the company’s common stock reserved for issuance under the Directors Plan by 500,000 shares and to extend the termination date of the Directors Plan from September 30, 2012 to June 24, 2018. The Compensation and Personnel Committee recommended and the board of directors adopted these amendments, subject to shareholder approval at the annual meeting.

The Directors Plan assists the company in recruiting and retaining individuals of ability and experience who are not employed by the company to serve on the board and its committees. The board believes that the Directors Plan aligns participants’ interests with those of the company’s shareholders by providing a vehicle for non-employee directors to participate in the growth and performance of the company. As of February 29, 2008, 48,675 shares remained available for issuance of future award grants under the Directors Plan.

The following is a summary of the principal features of the Directors Plan and is qualified in its entirety by reference to the Directors Plan. The summary does not purport to be a complete description of all the provisions of the Directors Plan.

A copy of the Directors Plan as proposed is attached to this proxy statement as Appendix A.

General

The Directors Plan authorizes incentive awards to directors who are not employees of CarMax in the form of stock options, stock appreciation rights, stock grants or restricted stock. As of February 29, 2008, there were 12 directors eligible to participate in the Directors Plan. The Directors Plan authorized 500,000 shares of CarMax, Inc. common stock for issuance as incentive awards under the Directors Plan. The number of shares available for incentive awards under the Directors Plan will be increased for incentive awards that are forfeited or otherwise terminated without issuance of shares. Adjustments will be made in the aggregate number of shares that may be issued under the Directors Plan in the event of a change affecting shares of CarMax, Inc. common stock, such as a stock dividend or split, recapitalization, reorganization or merger.

Administration

The CarMax board of directors administers the Directors Plan and has the complete discretion to determine when to grant incentive awards, which eligible non-employee directors will receive incentive awards, whether the award will be an option, stock appreciation right, stock grant, or restricted stock and the number of shares to be allocated to each incentive award. The CarMax board of directors may impose conditions on the exercise of options and stock appreciation rights and upon the transfer of restricted stock received under the Directors Plan and may impose such other restrictions and requirements as it may deem appropriate. The Directors Plan is intended to conform to the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Awards Issued under the Directors Plan, as of February 29, 2008

The company has made incentive awards with respect to 481,669 of common stock reserved for issuance under the Directors Plan. However, 48,675 shares of common stock remain available for incentive awards under the Directors Plan; this amount includes shares that have been forfeited or otherwise terminated without issuance of shares.

As of February 29, 2008, the total number of shares of common stock underlying outstanding options under the Directors Plan was 352,525. These outstanding options have exercise prices ranging from $7.03 to $25.67, and the aggregate value of these options that were in the money on February 29, 2008, was $1,619,215. On February 29, 2008, the closing price for a share of common stock on the NYSE was $18.36.

Stock Options

All options to purchase shares of CarMax, Inc. common stock granted under the Directors Plan are nonstatutory stock options. The exercise price of the stock option may not be less than 100% of the fair market value of the CarMax, Inc. common stock on the date of grant. Options may be exercised only at such times as are specified by the CarMax board of directors. If the option provides, an optionee exercising an option may pay the purchase price: in cash; by delivering shares of CarMax, Inc. common stock; or by delivering a properly executed exercise notice together with irrevocable instructions to a broker to exercise all or part of the option, selling a sufficient number of shares of CarMax, Inc. common stock to cover the exercise price and other costs and expenses associated with such sale and delivering promptly from the proceeds of the sale the amount necessary to pay the exercise price.

Stock Appreciation Rights

The CarMax board of directors may award stock appreciation rights under the Directors Plan. When the stock appreciation right is exercisable, the holder may surrender to CarMax all or a portion of the unexercised stock appreciation right and receive in exchange an amount equal to the difference between (i) the fair market value on the date of exercise of the CarMax, Inc. common stock covered by the surrendered portion of the stock appreciation right and (ii) the fair market value of such CarMax, Inc. common stock on the date the stock appreciation right was awarded. CarMax’s obligation arising upon exercise of a stock appreciation right may be paid in CarMax, Inc. common stock or in cash, or in any combination of the two, as the CarMax board of directors may determine.

Stock Grants

The CarMax board of directors may make stock grants under the Directors Plan. Such stock grants are typically grants of CarMax, Inc. common stock without restrictions. The board has complete discretion to make such stock grants and to do so whenever the board considers it appropriate.

Restricted Stock

Restricted stock may be issued pursuant to the Directors Plan. Restricted stock is subject to the following general restrictions: (i) no shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions have lapsed or been removed under the provisions of the Directors Plan and (ii) if a holder of restricted stock ceases to serve as a CarMax director, any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed will be forfeited. The CarMax board of directors may impose further restrictions on restricted stock awards, including additional events of forfeiture. The board of directors will establish as to each share of restricted stock issued under the Directors Plan the terms and conditions upon which the restrictions on those shares will lapse; provided that, except in limited circumstances, the period of restriction must be at least three years from the date of grant. The terms and conditions may include, without limitation, the lapsing of those restrictions at the end of a specified period of time as a result of the disability, death, or retirement of the participant, or as a result of the occurrence of a change of control. In addition, the board of directors may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all restrictions.

During the period of restriction, participants holding shares of restricted stock may exercise full voting rights with respect to those shares and are entitled to receive all dividends and other distributions paid with respect to those shares.

Transferability of Awards

Options and stock appreciation rights may be transferable by a participant and exercisable by a person other than a participant, but only to the extent specifically provided in the terms of the award; provided, however, that no transfer for value or consideration will be permitted without the prior approval of CarMax’s shareholders.

Federal Income Tax Information

A non-employee director does not recognize federal income tax when granted a nonstatutory stock option, a stock appreciation right or restricted stock. Upon exercise of a nonstatutory option or a stock appreciation right, a non-employee director generally will recognize ordinary compensation income equal to the difference between the fair market value of the CarMax, Inc. common stock on the date of the exercise and the award price. A non-employee director may deliver shares of CarMax, Inc. common stock instead of cash to acquire shares

PROPOSAL THREE	—	APPROVAL OF AMENDMENTS TO CARMAX, INC. 2002 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED CONTINUED

under a nonstatutory stock option without having to recognize taxable gain on any appreciation in value of the shares delivered. A director who has received shares in connection with a stock grant will include in his compensation an amount equal to the fair market value of the shares of stock at the time of the grant for the tax year in which the grant occurs. In general, a non-employee director who has received shares of restricted stock will include in his compensation an amount equal to the fair market value of the shares of restricted stock at the time the restrictions lapse or are removed. A non-employee director will recognize ordinary income when granted a stock grant equal to the fair market value of the shares of CarMax, Inc. common stock on the date of grant. CarMax will be entitled to a deduction equal to the amount of ordinary income recognized by the non-employee director. This summary of federal income tax consequences of incentive awards granted under the Directors Plan does not purport to be complete. State, local and foreign income taxes also may be applicable to the transactions described above.

Term; Modification of the Plan

The CarMax board of directors may terminate or amend the Directors Plan in such respects as it deems advisable, provided that no change will be made that increases the total number of shares of common stock reserved for issuance under the Directors Plan unless that change is approved by the CarMax shareholders. If not sooner terminated by the CarMax board, the Directors Plan currently will terminate at the close of business on September 30, 2012. If the amendments to the Directors Plan are approved by the company’s shareholders, the Directors Plan will terminate at the close of business on June 24, 2018. Incentive awards granted under the Directors Plan may be amended with the consent of the participant so long as the amended award is consistent with the terms of the plan.

Additional Information Regarding Outstanding Equity Awards

Pursuant to the terms of the CarMax, Inc. Amended and Restated 2002 Stock Incentive Plan (the “Employee Plan”), 33,500,000 shares have been authorized for issuance as incentive awards under the Employee Plan.

As of April 8, 2008, and following the company’s grant of its annual equity awards to company employees (which were made on April 7, 2008, and included approximately 1,458,650 shares issued as stock options and 1,323,975 shares issued as restricted stock), 4,845,506 shares of common stock remain available for issuance as incentive awards under the Employee Plan; this amount includes shares that have been forfeited or otherwise terminated without issuance of shares. As of April 8, 2008, the total number of shares of common stock underlying outstanding options and restricted stock under the Employee Plan was 14,692,292 and 3,037,285, respectively.

As of April 8, 2008, 44,213 shares of common stock remain available for issuance as incentive awards under the Directors Plan; this amount includes shares that have been forfeited or otherwise terminated without issuance of shares. As of April 8, 2008, the total number of shares of common stock underlying outstanding options under the Directors Plan was 356,201. No shares of restricted stock have been awarded under the Directors Plan.

As of April 8, 2008, the total number of shares of common stock underlying outstanding options for both the Employee Plan and the Directors Plan was 15,048,493; the common shares outstanding was 219,981,693. For such options, the weighted average exercise price was $15.08 and the weighted average remaining contractual life was 5.66 years.

Vote Required

In order to be adopted, the amendments to the Directors Plan must be approved by the affirmative vote of a majority of the votes cast. Under applicable NYSE listing standards, the total votes cast on the proposal must also represent more than 50% of all shares of common stock entitled to vote on the proposal. Shareholders may direct that their votes be cast for or against the proposal, or shareholders may abstain from voting on this proposal. Abstentions will have the same effect as votes cast against the proposal under applicable NYSE listing standards. Shares held in street name that are not voted on this proposal are not considered votes cast.

The board of directors recommends that the shareholders vote FOR Proposal Three.

APPENDIX A	—	CARMAX, INC. 2002 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED JUNE 24, 2008)

1. Purpose. The purpose of this CarMax, Inc. 2002 Non-Employee Directors Stock Incentive Plan (the “Plan”) is to encourage ownership in CarMax, Inc. (the “Company”) by non-employee members of the Board of Directors of the Company, in order to promote long-term shareholder value and to provide non-employee directors with an incentive to continue as directors of the Company.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a)	“Act” means the Securities Exchange Act of 1934, as amended.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Change of Control” means the occurrence of either of the following events: (i) any individual, entity or group (as defined in Section 13(d)(3) of the Act) becomes, or obtains the right to become, the beneficial owner (as defined in Rule 13(d)(3) under the Act) of Company securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board or of the board of directors of any successor to the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Company” means CarMax, a Virginia corporation.

(f)	“Company Stock” means shares of CarMax Common Stock subject to the limits of Section 4. Such shares shall be subject to adjustment as provided in Section 14.

(g)	“Date of Grant” means the date on which an Incentive Award is granted by the Board.

(h)	“Disability” or “Disabled” means a disability as determined by the Board.

(i)	“Fair Market Value” means, for any given date, the fair market value of the Company Stock as of such date, as determined by the Board on a basis consistently applied based on actual transactions in Company Stock on the exchange on which it generally has the greatest trading volume.

(j)	“Incentive Award” means, collectively, the award of an Option, Stock Appreciation Right, Restricted Stock, or Stock Grants under the Plan.

(k)	“Nonstatutory Stock Option” means an Option that does not meet the requirements of Code section 422 or, even if meeting the requirements of Code section 422, is not intended to be an incentive stock option under Code section 422 and is so designated.

(l)	“Option” means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

(m)	“Participant” means any non-employee member of the Board who receives an Incentive Award under the Plan.

(n)	“Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.

(o)	“Restricted Stock Award” means an award of Restricted Stock granted under the Plan.

(p)	“Rule 16b-3” means Rule 16b-3 adopted pursuant to section 16(b) of the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 adopted after the effective date of the Plan’s adoption.

(q)	“Stock Appreciation Right” means a right to receive amounts from the Company awarded upon the terms and subject to the restrictions set forth in Section 8.

APPENDIX A	—	CARMAX, INC. 2002 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED JUNE 24, 2008) CONTINUED

(r)	“Stock Grant” means Company Stock awarded without restrictions in accordance with Section 9.

3. General. Incentive Awards may be granted under the Plan in the form of Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, and Stock Grants.

4. Stock. Subject to Section 14 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 1,000,000 shares of CarMax Common Stock, which shall be authorized, but unissued shares. Shares of CarMax Common Stock that have not been issued and allocated to options or portions thereof that expire or otherwise terminate unexercised may be subjected to an Incentive Award under the Plan. Shares of a series of Company Stock that have not been issued under the Plan and that are allocable to Incentive Awards or portions thereof that expire or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan relating to shares of the same series of Company Stock. Similarly, if any shares of Restricted Stock issued pursuant to the Plan are reacquired by the Company as a result of a forfeiture of such shares pursuant to the Plan, such shares may again be subjected to an Incentive Award under the Plan relating to shares of the same series of Company Stock as those reacquired.

5. Eligibility.

(a)	Each director of the Company who is not a full-time employee of the Company or any parent or subsidiary of the Company shall be eligible to receive Incentive Awards under the Plan. The Board shall have the power and complete discretion, as provided in Section 15, to select which directors shall receive Incentive Awards and to determine for each such Participant the terms and conditions, the nature of the award and the number of shares to be allocated to each Participant as part of each Incentive Award.

(b)	The grant of an Incentive Award shall not obligate the Company to pay a Participant any particular amount of remuneration or to make further grants to the Participant at any time thereafter.

6. Restricted Stock Awards.

(a)	Whenever the Board deems it appropriate to grant a Restricted Stock Award, notice shall be given to the

Participant stating the number of shares of Restricted Stock for which the Restricted Stock Award is granted and the terms and conditions to which the Restricted Stock Award is subject. This notice shall become an award agreement between the Company and the Participant. A Restricted Stock Award may be made by the Board in its discretion without cash consideration.

(b)	Restricted Stock issued pursuant to the Plan shall be subject to the following restrictions:

(i)	None of such shares may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares shall have lapsed or shall have been removed pursuant to paragraph (d) or (e) below.

(ii)	The restrictions on such shares must remain in effect and may not lapse for a period of three years beginning on the date of grant, except as provided under paragraph (d) or (e) in the case of Disability, retirement, death or a Change in Control.

(iii)	If a Participant ceases to be a director of the Company, the Participant shall forfeit to the Company any shares of Restricted Stock, the restrictions on which shall not have lapsed or shall not have been removed pursuant to paragraph (d) or (e) below, on the date such Participant shall cease to serve as a member of the Board.

(iv)	The Board may establish such other restrictions on such shares that the Board deems appropriate, including, without limitation, events of forfeiture.

(c)

Upon the acceptance by a Participant of a Restricted Stock Award, such Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to the shares of Restricted Stock subject to such Restricted Stock Award, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant’s award agreement. If shares of Restricted Stock are issued without certificates, notice of the restrictions set forth in the Plan and the Participant’s Award Agreement must be given to the shareholder in the manner required by law.

(d)	The Board shall establish as to each Restricted Stock Award the terms and conditions upon which the restrictions set forth in paragraph (b) above shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant or the occurrence of a Change of Control.

(e)	Notwithstanding the forfeiture provisions of paragraph (b)(iii) above, the Board may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

7. Stock Options.

(a)	Whenever the Board deems it appropriate to grant Options, notice shall be given to the eligible non-employee director stating the number of shares for which Options are granted, the Option price per share, the extent, if any, to which Stock Appreciation Rights are granted, and the conditions to which the grant and exercise of the Options are subject. This notice shall become a stock option agreement between the Company and the eligible non-employee director.

(b)	The exercise price of shares of Company Stock covered by a Nonstatutory Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant.

(c)	Options may be exercised in whole or in part at such times as may be specified by the Board in the Participant’s stock option agreement.

(d)	The Board may, in its discretion, grant Options that by their terms become fully exercisable upon a Change of Control notwithstanding other conditions on exercisability in the stock option agreement.

8. Stock Appreciation Rights.

(a)	Whenever the Board deems it appropriate, Stock Appreciation Rights may be granted. The terms and conditions of the award shall be set forth in a stock appreciation rights agreement between the Company and the Participant. The following provisions apply to all Stock Appreciation Rights that are granted:

(i)	Stock Appreciation Rights shall entitle the Participant, upon the exercise of all or any part of the Stock Appreciation Rights, to receive from the Company an amount equal to the excess of (x) the fair market value on the date of exercise of the Company Stock covered by the Stock Appreciation Rights over (y) the fair market value on the Date of Grant of the Company Stock covered by the Stock Appreciation Rights. The Board may limit the amount that the Participant may be entitled to receive upon exercise of the Stock Appreciation Right.

(ii)	Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Board shall specify in the Participant’s stock appreciation rights agreement.

(b)	The manner in which the Company’s obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Board and shall be set forth in the Participant’s stock appreciation rights agreement. The Board may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Board may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

9. Stock Grants.

(a)	Whenever the Board deems it appropriate, a Stock Grant may be made to eligible non-employee directors. The Board shall have complete discretion to make such Stock Grants and may do so whenever it considers it appropriate.

APPENDIX A	—	CARMAX, INC. 2002 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED JUNE 24, 2008) CONTINUED

(b)	Whenever the Board deems it appropriate, it may permit eligible non-employee directors to elect to receive a Stock Grant in lieu of retainer, meeting fees or other such fees to which such directors would otherwise be entitled. The Company Stock to be issued in connection with such a Stock Grant shall have a Fair Market Value equal to such fees otherwise payable, determined as of the date on which such payment of fees would otherwise become payable to such member of the Board.

10. Method of Exercise of Options and Stock Appreciation Rights.

(a)	Options and Stock Appreciation Rights may be exercised by the Participant giving notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option or the number of Stock Appreciation Rights he has elected to exercise. In the case of a purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full paid in cash; provided that, if the terms of an Option so permit, the Participant may: (i) deliver shares of Participant-owned Company Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price; or (ii) to the extent permitted under applicable laws and regulations, deliver a properly executed exercise notice together with irrevocable instructions to a broker to exercise all or part of the Option, sell a sufficient number of shares of Company Stock to cover the exercise price and other costs and expenses associated with such sale and deliver promptly the amount necessary to pay the exercise price. The Participant shall not be entitled to make payment of the exercise price other than in cash unless provisions for an alternative payment method are included in the Participant’s stock option agreement or are agreed to in writing by the Company with the approval of the Board prior to exercise of the Option.

(b)	Until the Participant has made any required payment, and has had issued to him a certificate for the shares of Company Stock acquired, he shall possess no shareholder rights with respect to the shares.

(c)	Notwithstanding anything herein to the contrary, if the Company is subject to section 16 of the Act, Options and Stock Appreciation Rights shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3.

(d)	Any shares of already owned Company Stock that are delivered by a Participant in satisfaction of all or any part of the exercise price of an Option shall be of the same series of Company Stock as the shares of Company Stock to which such Incentive Award relates.

11. Transferability of Incentive Awards. Nonstatutory Stock Options and Stock Appreciation Rights may be transferable by a Participant and exercisable by a person other than the Participant, but only to the extent specifically provided in the Incentive Award; provided, however, that no transfer for value or consideration will be permitted without the prior approval of the Company’s shareholders.

12. Effective Date of the Plan and Transition.

(a)	This Plan shall be effective as of the date of separation between the Company and Circuit City Stores, Inc., and shall be submitted to the shareholders of Circuit City Stores, Inc. for approval prior to the separation. No Option or Stock Appreciation Right shall be exercisable and no Company Stock shall be issued under the Plan until (i) the Plan has been approved by the Company’s shareholders, (ii) shares issuable under the Plan have been registered with the Securities and Exchange Commission and accepted for listing on the New York Stock Exchange upon notice of issuance, and (iii) the requirements of any applicable state securities laws have been met.

(b)	As of the date of separation between the Company and Circuit City Stores, Inc., this Plan shall assume obligations, including outstanding awards, from the Circuit City Stores, Inc. Amended And Restated 1989 Non-Employee Directors Stock Option Plan, to the extent provided in an agreement between the Company and Circuit City Stores, Inc.

13. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on June 24, 2018. No Incentive Awards shall be granted under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 14) or permit repricing of options, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards as it deems appropriate to ensure compliance with Rule 16b-3. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him.

14. Change in Capital Structure.

(a)	The number of shares reserved for issuance under the Plan, the terms of Incentive Awards, and all computations under the Plan shall be appropriately adjusted by the Board should the Company effect one or more stock dividends, stock splits, subdivisions or consolidations of shares, or other similar changes in capitalization, or if the par value of Company Stock is altered; provided, however, that no adjustment of an outstanding Option or Stock Appreciation Right may be made that would create a deferral of income or a modification, extension or renewal of such Option or Stock Appreciation Right under Code Section 409A except as may be permitted in applicable Treasury Regulations. If the adjustment would produce fractional shares with respect to any unexercised Option, the Board may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

(b)	If the Company is a party to a consolidation or merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Board may take such actions with respect to outstanding Incentive Awards as the Board deems appropriate.

(c)	Any determination made or action taken under this Section 14 by the Board shall be final and conclusive and may be made or taken without the consent of any Participant.

15. Administration of the Plan. The Plan shall be administered by the Board. The Board shall have general authority to impose any limitation or condition upon an Incentive Award that the Board deems appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a)

The Board shall have the power and complete discretion to determine (i) which eligible non-employee directors shall receive an Incentive Award and the nature of the Incentive Award, (ii) the number of shares of Company Stock to be covered by each Incentive Award, (iii) when, whether and to what extent Stock Appreciation Rights shall be granted, (iv) the fair market value of Company Stock, (v) the time or times when an Incentive Award shall be granted, (vi) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (vii) when Options and Stock Appreciation Rights may be exercised, (viii) whether a Disability exists, (ix) the manner in which payment will be made upon the exercise of Options or Stock Appreciation Rights, (x) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options or Stock Appreciation Rights is permitted, (xi) the terms and conditions applicable to Restricted Stock Awards, (xii) the terms and conditions on which restrictions upon Restricted Stock shall lapse, (xiii) whether to accelerate the time at which any or all restrictions with respect to Restricted Stock will lapse or be removed, (xiv) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xv) any additional requirements relating to Incentive Awards that the Board deems appropriate. The Board shall have the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to the

APPENDIX A	—	CARMAX, INC. 2002 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED JUNE 24, 2008) CONTINUED

Participant, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3.

(b)	The Board may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. The Board may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c)	A majority of the members of the Board shall constitute a quorum, and all actions of the Board shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

16. Notice. All notices and other communications required or permitted to be given under this Plan may be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) If to the Company—at its principal business address to the attention of the Secretary; (b) If to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

17. Miscellaneous. By accepting any Incentive Award under the Plan, each Participant, and each person claiming under or through such person, shall be conclusively deemed to have given his or her acceptance and ratification of, and consent to, any action taken with respect thereto by the Company or the Board.

IN WITNESS HEREOF, this instrument has been executed this 24th day of June, 2008.

CARMAX, INC.

By:
Eric M. Margolin
Senior Vice President, General Counsel and Corporate Secretary

Fiscal Year 2008 Form 10-K

You may request, without charge, a copy of CarMax’s Annual Report on Form 10-K filed with the SEC for fiscal year 2008, excluding exhibits, by:

1.	writing to

Investor Relations

CarMax, Inc.

12800 Tuckahoe Creek Parkway

Richmond, Virginia 23238

2.	sending us an email at

investor_relations@carmax.com

3.	calling us at

(804) 747-0422, extension 4489

OR

4.	Viewing our Form 10-K on our website at www.carmax.com.

VOTE YOUR PROXY

By Internet	By Telephone	By Mail

CARMAX, INC. 12800 Tuckahoe Creek Parkway Richmond, Virginia 23238 (804) 747-0422 www.carmax.com

CarMax, Inc.

PROXY	CarMax, Inc.

Annual Meeting of Shareholders — June 24, 2008

Proxy Solicited on Behalf of the Board of Directors

The shareholder named on the reverse side hereby appoints Keith D. Browning and Kim D. Orcutt (the “Named Proxies”), or either of them, as proxies for the undersigned, each with full power of substitution, to vote in accordance with the instructions set forth in this proxy all shares of CarMax, Inc. common stock that the named shareholder is entitled to vote at the CarMax, Inc. Annual Meeting of Shareholders to be held on June 24, 2008, at 8:30 a.m. Eastern Daylight Time in Richmond, Virginia, and any postponements and adjournments that may take place. The Named Proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof. IF YOU SIGN AND RETURN YOUR PROXY CARD, BUT DO NOT PROVIDE SPECIFIC VOTING INSTRUCTIONS, THE NAMED PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS WITH RESPECT TO ITEMS 1, 2 AND 3.

If you are a participant in the CarMax, Inc. Employee Stock Purchase Plan (“the plan”), this proxy will serve as voting instructions to Computershare Shareholder Services, Inc. (“Computershare”), the plan service provider, for the shares held on your behalf. Computershare will vote shares held in the plan in accordance with any instructions received. IF YOU SIGN AND RETURN YOUR PROXY CARD, BUT DO NOT PROVIDE SPECIFIC VOTING INSTRUCTIONS, COMPUTERSHARE MAY VOTE YOUR SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS WITH RESPECT TO ITEMS 1, 2 AND 3.

IMPORTANT — This proxy should be completed, signed and dated on the reverse side.

See reverse for voting instructions.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, June 24, 2008

8:30 a.m. Eastern Daylight Time

The Richmond Marriott West Hotel, 4240 Dominion Boulevard, Glen Allen, Virginia 23060

There are three ways to vote your proxy.
Your telephone or Internet vote authorizes the Named Proxies or Computershare, as applicable, to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY #

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on June 23, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions that the voice prompt provides.

VOTE BY INTERNET — www.eproxy.com/kmx — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on June 23, 2008.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CarMax, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò  Please detach here  ò

The Board of Directors Recommends a Vote “FOR” All Nominees.
1. Election of directors for terms stated in Proxy Statement:	01 Thomas J. Folliard 02 Shira D. Goodman 03 W. Robert Grafton	04 Edgar H. Grubb 05 Ronald E. Blaylock	☐		Vote FOR all nominees (except as indicated below)			☐	Vote WITHHELD from all nominees
Instructions: To withhold authority to vote for any indicated nominee, write the number(s) beside the name(s) of the nominee(s) in the box provided to the right.

The Board of Directors Recommends a Vote “FOR” the Ratification and “FOR” the Non-Employee Directors Stock Incentive Plan.
2. Ratification of the selection of KPMG LLP as Independent Registered Public Accounting Firm.				☐	For	☐	Against	☐	Abstain

3. Approval of the CarMax, Inc. 2002 Non-Employee Directors Stock Incentive Plan, as amended and restated.				☐	For	☐	Against	☐	Abstain

4. In their discretion, the Named Proxies are authorized to vote upon any other business that may properly come before the meeting or any postponements or adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, MAY BE VOTED FOR ALL NOMINEES, FOR THE RATIFICATION AND FOR THE NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN.

Address Change? Mark Box ☐ Indicate changes below:					Date: 2008

Signature(s) in Box
NOTE: Please sign exactly as your name(s) appears

on this proxy card. Joint owners should each sign.

When signing as attorney, executor, administrator,

trustee or guardian, please give full title as such. If a

corporation, please sign in full corporate name by

president or other authorized officer. If a partnership,

please sign in partnership name by authorized person.